Filed Pursuant to Rule 424(b)(5)
Registration No. 333-217636

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 30, 2018

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 3, 2017)

$2,600,000,000

Centene Corporation

             Shares of Common Stock

We are offering              shares (the “firm shares”) of our common stock, par value $0.001 per share (our “common stock”). We will receive all of the net proceeds from this offering.

We intend to use the net proceeds of this offering to finance a portion of the Cash Consideration (as defined herein) payable in connection with the Proposed Fidelis Acquisition (as defined herein) and to pay related fees and expenses. The closing of this offering and the closing of the Proposed Fidelis Acquisition are not conditioned on each other. The Proposed Fidelis Acquisition, if completed, will occur subsequent to the closing of this offering. See “Summary—The Proposed Fidelis Acquisition” and “Use of Proceeds.”

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CNC.” On April 27, 2018, the last reported sale price of our common stock on the NYSE was $110.17 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section of this prospectus supplement beginning on page S-16 and such risk factors as may be updated from time to time in our public filings.

	Per Share	Total
Public offering price	$		$(1)
Underwriting discounts and commissions	$		$(1)
Proceeds, before expenses, to us	$		$(1)

(1)	Assumes no exercise of the underwriters’ option to purchase additional shares described below.

We have granted the underwriters an option exercisable within a 30-day period beginning on, and including, the date of this prospectus supplement, to purchase up to             additional shares of our common stock (representing 10% of the firm shares being offered, the “additional shares” and, together with the firm shares, the “shares”) from us at the public offering price, less the underwriting discounts and commissions. See “Underwriting.”

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about May     , 2018.

Book-running managers

Barclays	Citigroup	Wells Fargo Securities	Evercore ISI

SunTrust Robinson Humphrey

Co-managers

BTIG	Fifth Third Securities	Regions Securities LLC	Allen & Company LLC

The date of this prospectus supplement is May     , 2018

Prospectus supplement

You should read this document together with additional information described under the heading “Where You Can Find More Information.” You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not

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assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. To the extent that any statement we make in this prospectus supplement and the accompanying prospectus is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell the securities described in the accompanying prospectus from time to time. In this prospectus supplement, we provide you with specific information about the shares we are selling in this offering and about the offering itself. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us and other information you should know before investing in the shares. This prospectus supplement also adds, updates and changes information contained or incorporated by reference in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus, as well as the additional information in the documents described below under the heading “Where You Can Find More Information,” before investing in the shares.

Unless the context otherwise requires, the terms the “Company,” “we,” “us,” “our” or similar terms and “Centene” refer to Centene Corporation, together with its consolidated subsidiaries, without giving effect to the Proposed Fidelis Acquisition, “Fidelis Care” refers to New York State Catholic Health Plan, Inc. (d/b/a Fidelis Care New York), together with its consolidated subsidiaries, without giving effect to the Proposed Fidelis Acquisition, and “combined company” refers to us, after giving effect to the Proposed Fidelis Acquisition.

PRESENTATION OF FINANCIAL INFORMATION

The body of generally accepting accounting principles in the United States is referred to as “GAAP.” A non-GAAP financial measure is generally defined by the SEC as one that purports to measure historical or future financial performance, financial position or cash flows but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure.

This prospectus supplement contains information relating to certain non-GAAP measures: “Adjusted EBITDA” and “EBITDA.” Our measurement of Adjusted EBITDA and Fidelis Care’s measurement of Adjusted EBITDA may not be comparable to those of other companies. Fidelis Care’s measurement of Adjusted EBITDA as presented in this prospectus supplement is defined differently from our measurement of Adjusted EBITDA, and therefore may not be comparable to similarly titled measures used by us. We use Adjusted EBITDA internally to allow management to focus on period-to-period changes in our core business operations. Fidelis Care uses Adjusted EBITDA internally to provide additional and meaningful assessment of Fidelis Care’s ongoing performance. Therefore, we and Fidelis Care believe that Adjusted EBITDA is meaningful to investors in addition to the information contained in the GAAP presentation of financial information included or incorporated by reference in this prospectus supplement. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. You are therefore cautioned not to place undue reliance on Adjusted EBITDA and reconciliations of Adjusted EBITDA to its most directly comparable financial measure calculated in accordance with GAAP are presented under “Summary—Summary Historical Consolidated Financial Information of Centene” and “Summary—Summary Historical Consolidated Financial Information of Fidelis Care.”

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INDUSTRY AND MARKET DATA

Throughout this prospectus supplement and the documents incorporated by reference herein, we rely on and refer to information and statistics regarding the healthcare industry. We obtained this information and these statistics from various third-party sources, discussions with state regulators and our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them and cannot guarantee their accuracy or completeness.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus incorporate by reference information from documents filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus, and information we subsequently file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any portion provided pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), on or after the date of this prospectus supplement and before the termination of the offering of the shares pursuant to this prospectus supplement. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 20, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on April 24, 2018;

•	our Current Reports on Form 8-K, filed with the SEC on March 24, 2016 (as amended on May 10, 2016 (excluding Item 9.01 and Exhibit 99.1 of such amendment) and as further amended on June 9, 2016), February 5, 2018, February 9, 2018, February 27, 2018, March 13, 2018 (Film No.: 18685313), March 26, 2018, April 2, 2018, April 2, 2018, April 23, 2018, April 25, 2018 and April 30, 2018;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 9, 2018 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2017); and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 14, 2003, as amended by our Forms 8-A/A filed with the SEC on December 17, 2004 and April 26, 2007, including any amendments or reports filed for the purpose of updating such description.

The preceding list supersedes and replaces the documents listed in the accompanying prospectus under the heading “Where You Can Find More Information.” We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Our common stock is listed under the symbol “CNC” and traded on the NYSE. Information about us, including our SEC filings, is also available at our Internet site at http://www.centene.com. However, the information on our internet site is not a part of this prospectus supplement or the accompanying prospectus.

We encourage you to read our SEC reports, as they provide additional important information about us. For example, we filed the audited financial statements of Health Net, Inc. (“Health Net”) and its subsidiaries as of December 31, 2015 and 2014, and for each of the three years in the three-year period ended December 31, 2015,

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which are incorporated by reference herein from our Current Report on Form 8-K, with the SEC on March 24, 2016 (as amended on May 10, 2016 (excluding Item 9.01 and Exhibit 99.1 of such amendment) and as further amended on June 9, 2016), and we filed the audited financial statements of Fidelis Care as of December 31, 2017 and 2016, and for each of the years in the two-year period ended December 31, 2017, which are incorporated by reference herein from our Current Report on Form 8-K, with the SEC on March 26, 2018 (the “Initial Fidelis Form 8-K”), and we filed the unaudited interim financial statements of Fidelis Care as of and for the three months ended March 31, 2018, which are incorporated by reference herein from our Current Report on Form 8-K, with the SEC on April 30, 2018 (together with the Initial Fidelis Form 8-K, the “Fidelis Form 8-Ks”). We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement but not delivered with the prospectus supplement, at no charge upon written or oral request by contacting us at Centene Corporation, Attn: Corporate Secretary, 7700 Forsyth Boulevard, St. Louis, Missouri 63105, telephone (314) 725-4477.

This prospectus supplement does not contain all of the information set forth in the registration statement or in the exhibits and schedules thereto, in accordance with the rules and regulations of the SEC, and we refer you to that omitted information. The statements made in this prospectus supplement pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement or the documents incorporated by reference in this prospectus supplement necessarily are summaries of their material provisions and we qualify those statements in their entirety by reference to those definitive agreements and those exhibits for complete statements of their provisions. The documents incorporated by reference in this prospectus supplement and the registration statement and its exhibits and schedules are available at the SEC’s public reference room or through its website.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Statements set forth in this prospectus supplement, the accompanying prospectus and incorporated by reference herein and therein from documents we have filed with the SEC may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. We intend such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include without limitation statements about our market opportunity, our growth strategy, competition, expected activities and future acquisitions, including the Proposed Fidelis Acquisition, investments and the adequacy of our available cash resources. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions.

All forward-looking statements included or incorporated by reference in this prospectus supplement are based on information available to us on the date of this prospectus supplement. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included or incorporated by reference in this prospectus supplement, whether as a result of new information, future events or otherwise, after the date of this prospectus supplement. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates or other forward-looking statements due to a variety of important factors, including but not limited to:

•	our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves;

•	competition;

•	membership and revenue declines or unexpected trends;

•	changes in healthcare practices, new technologies and advances in medicine;

•	increased healthcare costs;

•	changes in economic, political or market conditions;

•	changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act (collectively, the “ACA”) and any regulations enacted thereunder that may result from changing political conditions;

•	rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses;

•	our ability to adequately price products on federally facilitated and state based Health Insurance Marketplaces;

•	tax matters;

•	disasters or major epidemics;

•	the outcome of legal and regulatory proceedings;

•	changes in expected contract start dates;

•	provider, state, federal and other contract changes and timing of regulatory approval of contracts;

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•	the expiration, suspension or termination of our or Fidelis Care’s contracts with federal or state governments (including but not limited to Medicaid, Medicare, TRICARE or other customers);

•	the difficulty of predicting the timing or outcome of pending or future litigation or government investigations;

•	challenges to our or Fidelis Care’s contract awards;

•	cyber-attacks or other privacy or data security incidents;

•	the possibility that the expected synergies and value creation from acquired businesses, including, without limitation, the acquisition of Health Net (the “Health Net Acquisition”) and the Proposed Fidelis Acquisition, will not be realized, or will not be realized within the expected time period, including, but not limited to, as a result of any failure to obtain any regulatory, governmental or third party consents or approvals in connection with the Proposed Fidelis Acquisition (including any such approvals under the New York Non-For-Profit Corporation Law) or any conditions, terms, obligations or restrictions imposed in connection with the receipt of such consents or approvals;

•	the exertion of management’s time and our resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for the Health Net Acquisition or the Proposed Fidelis Acquisition;

•	disruption caused by significant completed and pending acquisitions, including the Health Net Acquisition and the Proposed Fidelis Acquisition, making it more difficult to maintain business and operational relationships;

•	the risk that unexpected costs will be incurred in connection with the completion and/or integration of acquisition transactions, including among others, the Health Net Acquisition and the Proposed Fidelis Acquisition;

•	changes in expected closing dates, estimated purchase price and accretion for acquisitions;

•	the risk that acquired businesses and pending acquisitions, including Health Net and Fidelis Care, will not be integrated successfully;

•	the risk that the conditions to the completion of the Proposed Fidelis Acquisition may not be satisfied or completed on a timely basis, or at all;

•	failure to obtain or receive any required regulatory approvals, consents or clearances for the Proposed Fidelis Acquisition, and the risk that, even if so obtained or received, regulatory authorities impose conditions on the completion of the transaction that could require the exertion of management’s time and our resources, or otherwise have an adverse effect on Centene or the completion of the Proposed Fidelis Acquisition;

•	business uncertainties and contractual restrictions while the Proposed Fidelis Acquisition is pending, which could adversely affect our business and operations;

•	the risk that the unaudited pro forma condensed combined financial information presented in this prospectus supplement may not be reflective of the operating results and financial condition of the combined company following completion of the Proposed Fidelis Acquisition;

•	change of control provisions or other provisions in certain agreements to which Fidelis Care is a party, which may be triggered by the completion of the Proposed Fidelis Acquisition;

•	loss of management personnel and other key employees due to uncertainties associated with the Proposed Fidelis Acquisition;

•	the risk that, following completion of the Proposed Fidelis Acquisition, the combined company may not be able to effectively manage its expanded operations;

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•	restrictions and limitations that may stem from the financing arrangements that the combined company will enter into in connection with the Proposed Fidelis Acquisition;

•	our ability to achieve improvement in the Centers for Medicare and Medicaid Services (“CMS”) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth;

•	availability of debt and equity financing, including the Acquisition Financing, on terms that are favorable to us;

•	inflation; and

•	foreign currency fluctuations.

This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other risk factors that may affect our business operations, financial condition and results of operations, in our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In addition, certain risks associated with our or Fidelis Care’s industry and business described above and elsewhere herein and in our public filings may become more significant following consummation of the Proposed Fidelis Acquisition. Investors should understand that it is not possible to predict or identify all such factors and should not consider this list to be a complete statement of all potential risks and uncertainties.

All statements, other than statements of current or historical fact, contained in this prospectus supplement are forward-looking statements. We have attempted to identify these statements by terminology including “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “seek,” “target,” “goal,” “may,” “will,” “would,” “could,” “should,” “can,” “continue” and other similar words or expressions in connection with, among other things, any discussion of future operating or financial performance. In particular, these statements include statements about our market opportunity, our growth strategy, competition, expected activities and future acquisitions, investments and the adequacy of our available cash resources.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. See “Risk Factors” beginning on page S-16 of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement for reference to the factors that could cause actual results to differ materially.

You should not place undue reliance on such statements, which speak only as of the date that they were made. These cautionary statements should be considered in connection with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

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SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. Before making an investment decision, you should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the section entitled “Risk Factors” in this prospectus supplement and such risk factors as may be updated from time to time in our public filings.

Centene Corporation

We are a diversified, multi-national healthcare enterprise that provides services to government sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. We provide member-focused services through locally based staff by assisting in accessing care, coordinating referrals to related health and social services and addressing member concerns and questions. We also provide education and outreach programs to inform and assist members in accessing quality, appropriate healthcare services. We believe our local approach, including member and provider services, enables us to provide accessible, quality, culturally-sensitive healthcare coverage to our communities. Our health management, educational and other initiatives are designed to help members best utilize the healthcare system to ensure they receive appropriate, medically necessary services and effective management of routine, severe and chronic health problems, resulting in better health outcomes. We combine our decentralized local approach for care with a centralized infrastructure of support functions such as finance, information systems and claims processing.

We operate in two segments: Managed Care and Specialty Services. Our Managed Care segment provides health plan coverage to individuals through government subsidized and commercial programs, including Medicaid, the State Children’s Health Insurance Program (“CHIP”), Long Term Services and Support (“LTSS”), Medicare Foster Care, Supplemental Security Income Program, also known as the Aged, Blind or Disabled Program (collectively, “ABD”), and Medicare-Medicaid Plans (“MMP”), which cover beneficiaries who are dually eligible for Medicare and Medicaid. In addition, our commercial operations, which include our members through the Health Insurance Marketplace, are included within our Managed Care segment. Our Specialty Services segment consists of our specialty companies offering diversified healthcare services and products to state programs, correctional facilities, healthcare organizations, employer groups, military service members and their families, and other commercial organizations, as well as to our own subsidiaries. For the three months ended March 31, 2018, our Managed Care and Specialty Services segments accounted for 94% and 6%, respectively, of our total external revenues.

Our membership totaled approximately 12.8 million as of March 31, 2018. For the three months ended March 31, 2018, our total revenues and net earnings from continuing operations attributable to Centene were $13.2 billion and $340 million, respectively, and our total cash flow from operations was $1.8 billion.

Our initial health plan commenced operations in Wisconsin in 1984. We were organized in Wisconsin in 1993 as a holding company for our initial health plan and reincorporated in Delaware in 2001.

Our principal executive offices are located at 7700 Forsyth Boulevard, St. Louis, Missouri 63105, and our telephone number is (314) 725-4477. Our website address is www.centene.com. We do not incorporate the information contained on our website into this prospectus supplement or the accompanying prospectus, and you should not consider it part of this prospectus supplement.

Our common stock is publicly traded on the NYSE under the ticker symbol “CNC.”

The Proposed Fidelis Acquisition

On September 12, 2017, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Fidelis Care to acquire substantially all of the assets (the “Acquired Assets”) and assume certain liabilities of Fidelis Care (the “Proposed Fidelis Acquisition”). The Asset Purchase Agreement provides, among other things, that upon the terms and subject to the conditions set forth therein, a newly formed New York health maintenance organization and a wholly owned subsidiary of the Company (the “Buyer”) will purchase the Acquired Assets for a total of $3.75 billion, subject to certain closing and post-closing adjustments, as described in the Asset Purchase Agreement (the “Acquisition Consideration”). Subject to certain limitations set forth in the Asset Purchase Agreement, we have the option to fund up to $500.0 million of the Acquisition Consideration in our common stock, of which (i) up to $125.0 million may be used to fund the Acquisition Consideration payable at the closing of the Proposed Fidelis Acquisition (such amount, if any, the “Share Consideration Election Amount” and such shares, the “Share Consideration”) and (ii) up to $375.0 million may be used to fund the Escrow Fund (as defined below) (such amount, the “Escrow Share Amount” and such shares, the “Escrow Shares”). The number of shares of our common stock comprising the Share Consideration Election Amount, if any, and/or the Escrow Share Amount, if any, will be determined by dividing (i) such amount by (ii) the average price of our common stock over the five consecutive trading days preceding the date that is two trading days prior to the closing of the Proposed Fidelis Acquisition. The amount of Acquisition Consideration that Fidelis Care will receive in cash (the “Cash Consideration”) is equal to (a) $3.75 billion minus (b) the Share Consideration Election Amount, subject to a working capital adjustment.

The Acquisition Consideration that Fidelis Care will receive at the closing of the Proposed Fidelis Acquisition will be reduced by, among other things, a $375.0 million escrow which will be used to satisfy any of our post-closing indemnification claims (the “Escrow Fund”). To the extent we elect to fund any of the Escrow Fund with Escrow Shares, we are required to liquidate such Escrow Shares for cash no later than September 12, 2018, which is one year from the date of the Asset Purchase Agreement (the “Escrow Share Liquidation Date”). Fidelis Care will receive only cash proceeds from the Escrow Fund, reduced by any post-closing indemnification claims. To the extent that the value of the Escrow Fund exceeds $375.0 million the Escrow Share Liquidation Date, we will be entitled to retain any such excess. Likewise, to the extent that the value of the Escrow Fund is less than $375.0 million at the Escrow Share Liquidation Date, we will be required to fund any such deficit.

As part of the regulatory approval process, it is expected that we will enter into certain undertakings with the New York State Department of Health. The undertakings are anticipated to contain various commitments by us that will be effective upon completion of the Proposed Fidelis Acquisition. It is expected that one of the undertakings, among others, will include a $340.0 million contribution by us to the State of New York to be paid over a five-year period for initiatives consistent with our mission of providing high quality healthcare to vulnerable populations within New York State.

Additionally, upon the closing of the Proposed Fidelis Acquisition, Fidelis Care will operate as a for-profit health insurer in New York, subject to customary premium taxes and fees, anticipated to result in not less than $160.0 million of additional revenues for the State of New York.

Key reasons for acquiring the Acquired Assets in the Proposed Fidelis Acquisition include:

•	expanding Centene’s national leadership in government sponsored healthcare with a leadership position in New York, the country’s second largest managed care state by membership;

•	creating profitable growth opportunities across all product lines;

•	providing the opportunity to further drive shareholder and member value by leveraging Centene’s capabilities, including management platforms and analytical tools, to build on the existing capabilities of Fidelis Care; and

•	delivering on the mission of transforming the health of the community, one person at a time.

The Proposed Fidelis Acquisition remains subject to regulatory approval from the New York Attorney General and certain closing conditions. We expect the Proposed Fidelis Acquisition to close on or about July 1, 2018. We cannot assure you that we will be able to consummate the Proposed Fidelis Acquisition on a timely basis or at all. See “Risk Factors—Risks Related to the Proposed Fidelis Acquisition.” This offering is not conditioned on the consummation of the Proposed Fidelis Acquisition. See “Description of the Proposed Fidelis Acquisition” for a more detailed description.

Financing of the Proposed Fidelis Acquisition

In addition to this offering, we expect to obtain or otherwise incur additional financing for the Proposed Fidelis Acquisition as described below (together with this offering, the “Acquisition Financing”).

Subsequent Financing

In addition to the cash raised through this offering, we plan to raise cash through the incurrence of additional indebtedness, which may take the form of notes, credit facilities, loans or a combination thereof (the “Debt Financing”), in order to finance a portion of the Cash Consideration payable in connection with the Proposed Fidelis Acquisition and to pay related fees and expenses. Any Debt Financing may be made by one or more finance subsidiaries of Centene and the net proceeds of the Debt Financing may be placed into escrow pending completion of the Proposed Fidelis Acquisition. We cannot assure you that we will commence or complete the Debt Financing and this offering is not conditioned on the closing of the Debt Financing or the consummation of the Proposed Fidelis Acquisition. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities that may be offered in the Debt Financing. See “—Recent Developments.”

Bridge Commitment

On September 12, 2017, in connection with the execution of the Asset Purchase Agreement, we entered into a commitment letter (as amended and restated on September 19, 2017 and September 29, 2017, the “Bridge Commitment Letter”) with Citigroup Global Markets Inc. and certain other financial institutions party thereto, being referred to as the “Bridge Commitment Parties,” pursuant to which the Bridge Commitment Parties have committed to provide a senior unsecured bridge loan facility (the “Bridge Facility”) for a total amount of $3.750 billion for the purpose of funding: (i) the Cash Consideration for the Proposed Fidelis Acquisition (ii) prepay existing indebtedness of Fidelis Care and its subsidiaries, (iii) the fees, commissions and expenses incurred in connection with the transactions contemplated by the Asset Purchase Agreement and (iv) finance ongoing working capital requirements and other general corporate purposes. The commitments in respect of the Bridge Facility will be automatically reduced, subject to certain exceptions and limitations, on a dollar-for-dollar basis by (i) the gross cash proceeds from this offering, (ii) the aggregate principal amount of the Debt Financing, if any, issued on or prior to the closing date of the Proposed Fidelis Acquisition, (iii) the aggregate gross proceeds of any other debt or equity issuance or financing completed for the purpose of financing the Proposed Fidelis Acquisition or refinancing all or a portion of the outstanding amounts under the Bridge Facility and (iv) the amount of any Share Consideration and Escrow Shares. The financing commitments of the Bridge Commitment Parties are currently undrawn and are subject to various conditions set forth in the Bridge Commitment Letter.

Credit Facility

On December 14, 2017, we amended and restated our existing credit agreement by and among Centene, Wells Fargo Bank, National Association, as administrative agent, and the lenders and other parties, thereto (the “Credit Agreement”), to provide for a $1.5 billion unsecured multi-currency revolving credit facility (the

“Revolving Credit Facility”). We may use the Revolving Credit Facility to finance a portion of the Cash Consideration payable in connection with the Proposed Fidelis Acquisition and to pay related fees and expenses.

Use of Proceeds

We intend to use the net proceeds of this offering to finance a portion of the Cash Consideration payable in connection with the Proposed Fidelis Acquisition and to pay related fees and expenses. The proceeds of this offering together with the proceeds of the Debt Financing will reduce the commitments under the Bridge Facility. The balance of the financing in connection with the Cash Consideration for the Proposed Fidelis Acquisition could take any of several forms or any combination of them, including but not limited to the following: (i) we may incur additional indebtedness, including by way of credit facilities, loans or issuing senior notes in the public and/or private capital markets; (ii) we may use cash on hand; and (iii) we may draw funds under the Bridge Facility. If the Proposed Fidelis Acquisition is not consummated, we intend to use the net proceeds of this offering for general corporate purposes, which may include acquisitions, share repurchases or debt repayment, and we will not have any obligation to repurchase any or all of our shares of common stock sold in this offering. See “Use of Proceeds.”

Fidelis Care

With $9.7 billion in revenue in 2017, Fidelis Care is one of the largest, Catholic-sponsored, not-for-profit health plans operating in the United States. Fidelis Care provides high quality, affordable health insurance coverage through a statewide network.

As of March 31, 2018, Fidelis Care is authorized to provide services to Medicaid Managed Care members in all 62 counties in the State of New York (“NYS”). The contract with the New York State Department of Health (the “NYSDOH”) to enroll Medicaid beneficiaries was extended through February 28, 2019. Fidelis Care also currently provides statewide insurance through NYS’ Child Health Plus Program. The Child Health Plus contract was executed in January 2016 and expires on December 31, 2019. Fidelis Care’s historical and current contractual obligation, per county, excludes benefits for certain family planning and reproductive health services.

Fidelis Care’s operations are divided into three primary business segments: State Sponsored Programs, Senior Programs, and Exchange Products. Fidelis Care has launched numerous new products including expansion into Medicare Advantage and Dual Eligibles in 2004, Fidelis Integrated Dual Advantage and Health and Recovery Plans in 2015 and into the commercial segment through the New York State Health Exchange in 2014 and the Essential Plan in 2016.

Fidelis Care is currently incorporated as a not-for-profit membership corporation in NYS. The corporate members of Fidelis Care are the eight Diocesan Bishops of the Roman Catholic Dioceses in NYS. Fidelis Care, upon obtaining a Special Purpose Certificate of Authority from the State of New York Commissioner of Health, is licensed to provide or arrange for the provision of comprehensive health services, as defined in Article 44 of the Public Health Law, on a prepaid full-risk capitation basis, to an enrolled population substantially composed of recipients of the Medical Assistance Program.

Fidelis Care’s Business Segments

State Sponsored Programs

State Sponsored Programs represent Fidelis Care’s largest segment. Fidelis Care began operating in 1993 to an enrolled population of recipients of the Medical Assistance Program. In 1996, Fidelis Care was authorized by the City of New York Office of Medicaid Managed Care to enroll Medicaid beneficiaries in the five boroughs of New York City. Today Fidelis Care is licensed and offers coverage in all 62 counties.

In 2015, Fidelis Care implemented HARP to provide additional assistance and resources to individuals with serious mental illness and / or substance use disorders diagnoses.

Fidelis Care’s key products in the State Sponsored Programs segment are the following:

•	Medicaid—For children and adults who meet income, resource, age, and/or disability requirements.

•	HARP—For individuals enrolled in Medicaid with physical and behavioral health issues.

•	CHP—Provides free or low-cost comprehensive coverage for children under the age of 19.

Senior Programs

Senior Programs represent Fidelis Care’s second largest segment by revenue. Fidelis Care began participating in Medicare Advantage in 2004 and has expanded to cover increasingly complex senior populations.

Membership in the Senior Programs segment is all individual (no groups).

Fidelis Care was selected by the State Department of Health to serve enrollees who have Medicare and Medicaid coverage and are eligible for community-based long term care services through its FIDA program.

Fidelis Care’s key products in the Senior Programs segment are the following:

•	Medicare Advantage—Offers advanced benefits for those who are eligible for Medicare.

•	Medicaid Advantage Plus—Integrated managed long term care product for individuals who qualify for Dual Advantage.

•	Dual Advantage—Provides comprehensive medical coverage for those who qualify for both Medicare and partial or full Medicaid coverage.

•	FIDA—Managed care plan that contracts with both Medicare and Medicaid to provide the benefits of both programs.

•	MLTC—Provides care for those who are eligible for nursing home care but who can remain safely at home with the right care support.

Exchange Products

New York State commenced operating its Exchange in October 2013. Fidelis Care continues to be one of the largest Exchange participants and offers a full array of low cost metal-tiered products and health plans.

Fidelis Care began offering the Essential Plan effective January 1, 2016 and has a leading market position. The plan replaced the Silver 150 and Silver 200 metal-level plans and is designed for lower-income adults ages 19-64 who are not eligible for Medicaid or CHP.

Fidelis Care’s key products in the Exchange Products segment are the following:

•	New York State Health Exchange—Variety of metal-level products designed to meet individual or family needs.

•	Essential Plan—Serves low income residents up to 200% of the federal poverty level.

Fidelis Care’s membership is as follows:

As of March 31, 2018
State Sponsored Programs:
Medicaid	1,228,300
HARP	27,900
CHP	117,900
Senior Programs:
Medicare & Duals*	70,100
MLTC	20,900
Exchange Products:
New York State Health Exchange	98,000
Essential Plan	164,600

Total	1,727,700

*	Includes Medicare Advantage, Medicaid Advantage Plus, Dual Advantage and FIDA

Recent Developments

The Company may engage in one or more debt capital markets transactions to finance a portion of the Cash Consideration payable in connection with the Proposed Fidelis Acquisition and to pay related fees and expenses (the “Potential Debt Issuances”). The timing of any such Potential Debt Issuance has not been determined but could occur concurrently with or shortly after the consummation of this offering.

There is no assurance that the Company will complete one or more Potential Debt Issuances or that the Company will do so in the amount, or on the terms, it anticipates. Completion of this offering is not contingent upon the completion of any Potential Debt Issuance.

THE OFFERING

The summary below contains basic information about this offering. It does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus supplement and accompanying prospectus and the information included or incorporated and deemed to be incorporated by reference herein and therein before making an investment decision. As used in this section, except where otherwise indicated, the terms “us,” “we” and “our” refer to Centene Corporation and not to any of its subsidiaries.

Issuer	Centene Corporation, a Delaware corporation.

Securities offered	shares.

Number of shares to be outstanding after this offering	shares.(1)

Underwriters’ option	We have granted the underwriters a 30-day option to purchase up to additional shares of our common stock (representing 10% of the firm shares being offered) at the public offering price, less the underwriting discounts and commissions.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ billion (or approximately $ billion if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriters’ discounts and commissions and estimated offering expenses.

We intend to use the net proceeds of this offering to finance a portion of the Cash Consideration payable in connection with the Proposed Fidelis Acquisition and to pay related fees and expenses. The balance of the financing in connection with the Cash Consideration for the Proposed Fidelis Acquisition could take any of several forms or any combination of them, including but not limited to the following: (i) we may incur additional indebtedness, including by way of credit facilities, loans or issuing senior notes in the public and/or private capital markets; (ii) we may use cash on hand; and (iii) we may draw funds under the Bridge Facility. See “Description of the Proposed Fidelis Acquisition” and “Use of Proceeds.”

This offering is not conditioned on the consummation of the Proposed Fidelis Acquisition, and we cannot assure you that the Proposed Fidelis Acquisition will be consummated on the terms described herein or at all. If the Proposed Fidelis Acquisition is not consummated, we intend to use the net proceeds of this offering for general corporate purposes, which may include acquisitions, share repurchases or debt repayment, and we will not have any obligation to repurchase any or all of our shares of common stock sold in this offering.

NYSE symbol	“CNC.”

Transfer agent and registrar	The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

Payment and settlement	The shares are expected to be delivered against payment on May , 2018. The shares will be registered in the name of a nominee of The Depository Trust Company (“DTC”) in New York, New York. In general, beneficial ownership interests in the shares will be shown on, and transfers of these beneficial ownership interests will be effected only through, records maintained by DTC and its direct and indirect participants.

(1)	The number of shares of common stock outstanding immediately after this offering is based on 178,575,287 shares of our common stock outstanding as of April 27, 2018 plus the shares that we are offering pursuant to this prospectus supplement, but excluding:

•	shares of our common stock issuable on the exercise of the underwriters’ option to purchase additional shares of our common stock in this offering;

•	an aggregate of approximately 7,073,984 shares of our common stock reserved for issuance under our various share-based and deferred compensation plans as of April 27, 2018;

•	any shares issued as Share Consideration. Based on the closing price of our common stock as of April 27, 2018, the maximum number of shares issuable as Share Consideration would have been 1,134,610; and

•	any shares issued as Escrow Shares. Based on the closing price of our common stock as of April 27, 2018, the maximum number of shares issuable as Escrow Shares would have been 3,403,830.

Except as otherwise noted, all information in this prospectus supplement assumes that the underwriters’ option to purchase additional shares is not exercised in this offering.

Risk factors

In evaluating an investment in the shares, prospective investors should carefully consider the risk factors and other cautionary statements contained in this prospectus supplement, including those described under “Risk Factors” beginning on page S-16 and such risk factors as may be updated from time to time in our public filings.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF CENTENE

The following summary historical consolidated financial information as of December 31, 2017, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2017 has been derived from our audited consolidated financial statements, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The following summary historical consolidated financial information as of March 31, 2018 and for each of the three months ended March 31, 2018 and 2017 has been derived from our unaudited interim consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. Our unaudited interim financial statements were prepared on the same basis as the audited annual financial statements, and, in the opinion of our management, include all adjustments, consisting only of normal, recurring adjustments necessary for a fair presentation of the information set forth herein. Our operating results for the three months ended March 31, 2018 are not necessarily indicative of the results to be expected for any future periods.

On March 24, 2016, Centene acquired all of the issued and outstanding shares of Health Net. Accordingly, our operating results for the periods following the Health Net Acquisition may not be comparable to the periods prior to the Health Net Acquisition.

This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes, which appear in our Annual Report on Form 10-K for the year ended December 31, 2017, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which has been incorporated herein by reference. See “Where You Can Find More Information” in this prospectus supplement.

	Year Ended December 31,			Three Months Ended March 31,
(in millions, except per share data in dollars)	2015	2016	2017	2017	2018
Statement of Operations Data:
Revenues:
Premium	$19,389	$35,399	$43,353	$10,638	$11,903
Service	1,876	2,180	2,267	527	653

Premium and service revenues	21,265	37,579	45,620	11,165	12,556
Premium tax and health insurer fee	1,495	3,028	2,762	559	638

Total revenues	22,760	40,607	48,382	11,724	13,194

Expenses:
Medical costs	17,242	30,636	37,851	9,322	10,039
Cost of services	1,621	1,864	1,847	441	543
Selling, general and administrative expenses	1,802	3,676	4,446	1,091	1,316
Amortization of acquired intangible assets	24	147	156	40	39
Premium tax expense	1,151	2,563	2,883	590	546
Health insurer fee expense	215	461	—	—	171

Total operating expenses	22,055	39,347	47,183	11,484	12,654

Earnings from operations	705	1,260	1,199	240	540
Other income (expense):
Investment and other income	35	114	190	41	41
Interest expense	(43)	(217)	(255)	(62)	(68)

Earnings from continuing operations, before income tax expense	697	1,157	1,134	219	513
Income tax expense	339	599	326	87	175

Earnings from continuing operations, net of income tax expense	358	558	808	132	338

	Year Ended December 31,			Three Months Ended March 31,
(in millions, except per share data in dollars)	2015	2016	2017	2017	2018
Discontinued operations, net of income tax expense (benefit)	(1)	3	—	—	—
Net earnings	357	561	808	132	338
(Earnings) loss attributable to noncontrolling interest	(2)	1	20	7	2

Net earnings attributable to Centene Corporation	$355	$562	828	$139	$340

Amounts attributable to Centene Corporation common shareholders
Earnings from continuing operations, net of income tax expense	$356	$559	828	$139	$340
Discontinued operations, net of income tax expense (benefit)	(1)	3	—	—	—

Net earnings	$355	$562	828	$139	$340

Net earnings (loss) per common share attributable to Centene Corporation:
Basic:
Continuing operations	$2.99	$3.50	$4.80	$0.81	$1.95
Discontinued operations	(0.01)	0.02	—	—	—

Basic earnings per common share	$2.98	$3.52	4.80	$0.81	$1.95

Diluted:
Continuing operations	$2.89	$3.41	$4.69	$0.79	$1.91
Discontinued operations	(0.01)	0.02	—	—	—

Diluted earnings per common share	$2.88	$3.43	$4.69	$0.79	$1.91

	As of December 31,			As of March 31,
(in millions)	2015	2016	2017	2017	2018
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,760	$3,930	$4,072	$4,839	$5,668
Investments and restricted deposits(1)	2,218	5,188	5,978	5,501	6,182
Total assets	7,339	20,197	21,855	21,362	25,170
Medical claims liability(1)	2,298	3,929	4,286	4,290	4,771
Long-term debt(1)	1,216	4,651	4,695	4,643	5,172
Total stockholders’ equity	2,168	5,909	6,864	6,084	7,580

(1)	From continuing operations.

Other Financial Data from Continuing Operations (Unaudited):

	Year Ended December 31,			Three Months Ended March 31,
(in millions)	2015	2016	2017	2017	2018
Adjusted EBITDA(1)	$921	$1,804	$1,906	$406	$720

(1)	Adjusted EBITDA is defined as net earnings from continuing operations attributable to Centene before income tax expense, interest expense, depreciation, amortization (excluding senior note premium amortization) and non-cash stock compensation expense.

Management believes that Adjusted EBITDA, a non-GAAP financial measure, provides information that is useful to investors in understanding period-to-period operating results and enhances the ability of investors to analyze Centene’s business trends and to understand Centene’s performance. This non-GAAP financial measure should not be considered in isolation, or as a substitute for the corresponding GAAP financial measure and may not be comparable to similar measures used by other companies. A reconciliation of this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP follows (unaudited):

	Year Ended December 31,			Three Months Ended March 31,
(in millions)	2015	2016	2017	2017	2018
Net earnings from continuing operations attributable to Centene Corporation	$356	$559	$828	$139	$340
Income tax expense	339	599	326	87	175
Interest expense	43	217	255	62	68
Depreciation and amortization	112	281	362	86	104
Non-cash stock compensation from continuing operations	71	148	135	32	33

Adjusted EBITDA	$921	$1,804	$1,906	$406	$720

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF FIDELIS CARE

The following summary historical consolidated financial information as of December 31, 2017 and 2016 and for each of the years in the two-year period ended December 31, 2017 has been derived from the audited consolidated financial statements of Fidelis Care, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The following summary historical consolidated financial information as of March 31, 2018 and for each of the three months ended March 31, 2018 and 2017 has been derived from the unaudited interim consolidated financial statements of Fidelis Care incorporated by reference into this prospectus supplement and the accompanying prospectus. Fidelis Care’s unaudited interim financial statements were prepared on the same basis as the audited annual financial statements, and, in the opinion of Fidelis Care’s management, include all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of the information set forth therein. Fidelis Care’s operating results for the three months ended March 31, 2018 are not necessarily indicative of the results to be expected for any future periods.

This information is only a summary and should be read in conjunction with the historical consolidated financial statements of Fidelis Care and the notes thereto incorporated by reference into this prospectus supplement.

	Year Ended December 31,		Three Months Ended March 31,
(in millions)	2016	2017	2017	2018
Statement of Operations Data:
Revenues:
Premium revenues	$8,407	$9,692	$2,314	$2,603
Other	16	26	9	15

Total revenues	8,423	9,718	2,323	2,618

Expenses:
Cost of healthcare provided	7,685	8,878	2,109	2,362
General and administrative	410	541	121	154
Depreciation and amortization	27	35	7	10

Total expenses	8,122	9,454	2,237	2,526
Other Income/(Expense):
Investment income and losses—net	39	95	26	2
Interest expense	(1)	(2)	(1)	(1)
Charitable donations and grants	(4)	(5)	(1)	—

Total other income / (expense)	34	88	24	1

Excess of revenues over expenses	$335	$352	$110	$93

	As of December 31,		As of March 31,
(in millions)	2016	2017	2018
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,359	$1,849	$2,824
Investments	1,128	1,331	776
Total assets	3,369	4,275	4,767
Claims payable	1,077	1,360	1,353
Long-term debt	86	71	68

Other Financial Data from Continuing Operations (Unaudited):

	Year Ended December 31,			Three Months Ended March 31,
(in millions)	2015	2016	2017	2017	2018
Adjusted EBITDA(1)	$237	$363	$507	$118	$104

(1)	Adjusted EBITDA is defined as net earnings from continuing operations attributable to Fidelis Care before income tax expense, interest expense, depreciation and amortization, and the retroactive change in the minimum medical loss ratio calculation under New York State’s Essential Plan related to periods prior to 2017.

Fidelis Care’s management believes that Adjusted EBITDA, a non-GAAP financial measure, provides information that is useful to investors in understanding period-to-period operating results and enhances the ability of investors to analyze Fidelis Care’s business trends and to understand Fidelis Care’s performance. This non-GAAP financial measure should not be considered in isolation, or as a substitute for the corresponding GAAP financial measure and may not be comparable to similar measures used by other companies. Adjusted EBITDA for Fidelis Care as presented in this prospectus supplement is defined differently from Adjusted EBITDA of the Company, and therefore may not be comparable to similarly titled measures used by the Company. A reconciliation of this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP follows (unaudited):

	Year Ended December 31,			Three Months Ended March 31,
(in millions)	2015	2016	2017	2017	2018
Net earnings from continuing operations(1)	$215	$335	$352	$110	$93
Income tax expense	—	—	—	—	—
Interest expense	1	1	2	1	1
Depreciation and amortization	21	27	35	7	10
Minimum medical loss ratio change	—	—	118	—	—

Adjusted EBITDA	$237	$363	$507	$118	$104

(1)	Represents excess of revenues over expenses.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF CENTENE AND FIDELIS CARE

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2018 and for the year ended December 31, 2017, combine the historical consolidated statements of operations of Centene and Fidelis Care, giving effect to this offering, the Acquisition Financing and the Proposed Fidelis Acquisition as if they each had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of March 31, 2018, combines the historical consolidated balance sheets of the Company and Fidelis Care, giving effect to the Acquisition Financing (including this offering) and the Proposed Fidelis Acquisition, each as more fully described in Note 1 to “Unaudited Pro Forma Condensed Combined Financial Information of Centene and Fidelis Care,” as if they each had occurred on March 31, 2018. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Proposed Fidelis Acquisition, (ii) factually supportable and (iii) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical consolidated financial statements and accompanying notes, which are incorporated by reference into this prospectus supplement:

•	separate historical unaudited interim financial statements of the Company as of and for the three months ended March 31, 2018, and the related notes included in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2018, incorporated by reference herein;

•	separate historical unaudited interim financial statements of Fidelis Care as of and for the three months ended March 31, 2018, and the related notes, incorporated by reference herein;

•	separate historical audited financial statements of the Company as of and for the year ended December 31, 2017, and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, incorporated by reference herein; and

•	separate historical audited financial statements of Fidelis Care as of and for the year ended December 31, 2017, and the related notes, incorporated by reference herein.

The unaudited pro forma condensed combined financial information has been prepared by us using the acquisition method of accounting in accordance with GAAP. We have been treated as the acquirer in the Proposed Fidelis Acquisition for accounting purposes. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The consummation of the Proposed Fidelis Acquisition remains subject to the satisfaction of customary closing conditions, including the receipt of regulatory approval, and there can be no assurance that the Proposed Fidelis Acquisition will occur on or before a certain time, on the terms described herein, or at all. This offering, the Proposed Fidelis Acquisition or any other financing transaction are not conditioned upon each other. In addition, under certain relevant laws and regulations, before completion of the Proposed Fidelis Acquisition, there are certain limitations regarding what we can learn about Fidelis Care. Until the Proposed Fidelis Acquisition is completed, we will not have complete access to all relevant information. The assets and liabilities of Fidelis Care have been measured based on various preliminary estimates using assumptions that we believe are reasonable based on information that is currently available. Differences between these preliminary estimates and the final acquisition accounting may occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the SEC.

We intend to commence the necessary valuation and other studies required to complete the acquisition accounting promptly upon completion of the Proposed Fidelis Acquisition and will finalize the acquisition accounting as soon as practicable within the required measurement period in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805 (“ASC 805”), but in no event later than one year following completion of the Proposed Fidelis Acquisition.

The unaudited pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable. The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is based on assumptions and estimates considered appropriate by our management; however, it is not necessarily indicative of our financial position or results of operations that would have been achieved had the pro forma events taken place on the dates indicated, or of the future consolidated results of operations or of the financial position of the combined company. You should not place undue reliance on the summary unaudited pro forma condensed combined financial information in deciding whether or not to purchase our common stock.

Management expects that the strategic and financial benefits of the Proposed Fidelis Acquisition will result in certain cost savings opportunities. However, given the preliminary nature of those cost savings, they have not been reflected in the accompanying unaudited pro forma condensed combined statements of operations for either period. For a discussion of risks related to anticipated cost savings, see “Risk Factors—Risks Relating to the Combined Company after Completion of the Proposed Fidelis Acquisition—The combined company may be unable to successfully integrate the business of Centene and the assets acquired in the Proposed Fidelis Acquisition and realize the anticipated benefits of the Proposed Fidelis Acquisition.”

	Year Ended December 31,	Three Months Ended March 31,
(in millions, except shares in thousands and per share data in dollars)	2017	2018
Combined Consolidated Statement of Operations Information:
Total revenues	$58,275	$15,910
Earnings from operations	1,386	625
Net earnings attributable to common stockholders	931	379
Net earnings per common share:
Basic	$4.74	$1.92
Diluted	$4.64	$1.88
Weighted average shares outstanding:
Basic	196,280	197,774
Diluted	200,555	201,543

As of March 31,
(in millions)	2018
Consolidated Balance Sheet Data:
Cash and cash equivalents	$7,840
Investments and restricted deposits	7,335
Goodwill and intangible assets, net	9,188
Total assets	31,481
Medical claims liability	6,124
Long-term debt	6,420
Total stockholders’ equity	9,732

RISK FACTORS

An investment in our common stock involves a number of risks. You should carefully consider all the information set forth in this prospectus supplement and the accompanying prospectus and incorporated by reference herein and therein before deciding to invest in the common stock. In particular, we urge you to consider carefully the factors set forth below and such risk factors as may be updated from time to time in our public filings. Any of these risks could materially and adversely affect our business, financial condition and results of operations and the actual outcome of matters as to which forward-looking statements are made in this prospectus supplement and the accompanying prospectus. While we believe we have identified and discussed below, in the accompanying prospectus and in the documents incorporated by reference herein and therein the material risks affecting our business, there may be additional risks and uncertainties that we do not presently know or that we do not currently believe to be material that may adversely affect such business, financial condition and results of operations in the future. Unless the context otherwise requires, the terms the “Company,” “we,” “us,” “our” or similar terms and “Centene” (i) prior to the closing of the Proposed Fidelis Acquisition, refer to Centene Corporation, together with its consolidated subsidiaries, without giving effect to the Proposed Fidelis Acquisition, and (ii) upon and after the closing of the Proposed Fidelis Acquisition, refer to us, after giving effect to the Proposed Fidelis Acquisition.

Risks Related to the Proposed Fidelis Acquisition

The Proposed Fidelis Acquisition is subject to conditions, some or all of which may not be satisfied, or completed on a timely basis, if at all. Failure to complete the Proposed Fidelis Acquisition could have material adverse effects on the business of Centene.

The completion of the Proposed Fidelis Acquisition is subject to a number of conditions, including, among others, the receipt of certain regulatory approvals, which make the completion and timing of the completion of the Proposed Fidelis Acquisition uncertain. Also, either Centene or Fidelis Care may terminate the Asset Purchase Agreement if the Proposed Fidelis Acquisition has not been consummated by July 1, 2018 (or September 1, 2018 if the extension is exercised), except that this right to terminate the Asset Purchase Agreement will not be available to any party whose failure to fulfill any obligation under the Asset Purchase Agreement has been the cause of or resulted in the failure of the Proposed Fidelis Acquisition to be consummated on or before that date.

If the Proposed Fidelis Acquisition is not completed, Centene’s ongoing business may be materially adversely affected and, without realizing any of the benefits that Centene could have realized had the Proposed Fidelis Acquisition been completed, Centene will be subject to a number of risks, including the following:

•	the market price of Centene common stock could decline;

•	if the Asset Purchase Agreement is terminated and the Centene Board seeks another business combination, Centene stockholders cannot be certain that Centene will be able to find a party willing to enter into any transaction on terms equivalent to or more attractive than the terms that Centene and Fidelis Care have agreed to in the Asset Purchase Agreement;

•	time and resources committed by Centene’s management to matters relating to the Proposed Fidelis Acquisition could otherwise have been devoted to pursuing other beneficial opportunities;

•	Centene may experience negative reactions from the financial markets or from its customers or employees; and

•	Centene will be required to pay its costs relating to the Proposed Fidelis Acquisition, such as legal, accounting, financial advisory and printing fees, whether or not the Proposed Fidelis Acquisition is completed.

In addition, if the Proposed Fidelis Acquisition is not completed, Centene could be subject to litigation related to any failure to complete the Proposed Fidelis Acquisition or related to any enforcement proceeding commenced against Centene to perform its obligations under the Asset Purchase Agreement. If any such risk materializes, it could adversely impact Centene’s ongoing business.

Similarly, delays in the completion of the Proposed Fidelis Acquisition could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about completion of the Proposed Fidelis Acquisition and cause us not to realize some or all of the benefits that we expect to achieve if the Proposed Fidelis Acquisition is successfully completed within its expected timeframe. We cannot assure you that the conditions to the closing of the Proposed Fidelis Acquisition will be satisfied or waived or that the Proposed Fidelis Acquisition will be consummated.

The Proposed Fidelis Acquisition is subject to the receipt of approvals, consents or clearances from regulatory authorities that may impose conditions that could have an adverse effect on Centene or the combined company or, if not obtained, could prevent completion of the Proposed Fidelis Acquisition.

Before the Proposed Fidelis Acquisition may be completed, any approvals, consents or clearances required in connection with the Proposed Fidelis Acquisition must have been obtained, in each case, under applicable law, including pursuant to the insurance laws, not-for-profit laws and, in some instances, state healthcare laws. In deciding whether to grant the required regulatory approval, consent or clearance, the relevant governmental entities will consider the effect of the Proposed Fidelis Acquisition on competition within their relevant jurisdiction. The terms and conditions of the approvals, consents and clearances that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business. Under the Asset Purchase Agreement, Centene has agreed with Fidelis Care to use their reasonable best efforts to obtain such approvals, consents and clearances and therefore may be required to comply with conditions or limitations imposed by governmental authorities, except that (i) Centene may not be required to agree to any term, limitation, restriction or requirement that, individually or in the aggregate, (a) would have or could reasonably be expected to have a material and adverse effect on the financial condition, results of operations or business of Centene or Fidelis Care, in each case, as currently conducted, (b) would or could reasonably be expected to have a material and adverse effect on any lines or types of business, in the aggregate, in which Centene or Fidelis Care shall be permitted to engage or (c) would have or could reasonably be expected to have a material and adverse effect on the overall benefits that Centene reasonably expects to derive from the consummation of the Proposed Fidelis Acquisition and (ii) Fidelis Care may not be required to agree to any term, limitation, restriction or requirement that, individually or in the aggregate, would have or could reasonably be expected to have a material and adverse effect on the overall benefits that Fidelis Care reasonably expects to derive from the consummation of the Proposed Fidelis Acquisition.

In addition, regulators may impose conditions, terms, obligations or restrictions in connection with their approval of or consent to the Proposed Fidelis Acquisition, and such conditions, terms, obligations or restrictions may delay completion of the Proposed Fidelis Acquisition or impose additional material costs on or materially limit the revenues of the combined company following the completion of the Proposed Fidelis Acquisition. Regulators may impose such conditions, terms, obligations or restrictions, and, if imposed, such conditions, terms, obligations or restrictions may delay or lead to the abandonment of the Proposed Fidelis Acquisition.

As part of the regulatory approval process, it is expected that we will enter into certain undertakings with the New York State Department of Health. The undertakings are anticipated to contain various commitments by us that will be effective upon completion of the Proposed Fidelis Acquisition. It is expected that one of the undertakings, among others, will include a $340 million contribution by us to the State of New York to be paid over a five-year period for initiatives consistent with our mission of providing high quality healthcare to vulnerable populations within New York State.

Additionally, upon the closing of the Proposed Fidelis Acquisition, Fidelis Care will operate as a for-profit health insurer in New York, subject to customary premium taxes and fees, anticipated to result in not less than $160 million of additional revenues for the State of New York.

The Proposed Fidelis Acquisition remains subject to regulatory approval from the New York Attorney General, the Burdensome Condition provision of Section 7.03(c) of the Asset Purchase Agreement, and certain closing conditions. There can be no assurance that we will receive regulatory approval for the Proposed Fidelis Acquisition or that the closing of the Proposed Fidelis Acquisition will occur.

Each party is subject to business uncertainties and contractual restrictions while the proposed acquisition is pending, which could adversely affect the business and operations of Centene or the combined company.

In connection with the pendency of the Proposed Fidelis Acquisition, it is possible that some customers, suppliers and other persons with whom Centene or Fidelis Care has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Centene or Fidelis Care, as the case may be, as a result of the Proposed Fidelis Acquisition, which could negatively affect Centene’s current or the combined company’s future revenues, earnings and cash flows, as well as the market price of Centene common stock, regardless of whether the Proposed Fidelis Acquisition is completed.

Under the terms of the Asset Purchase Agreement, Fidelis Care is subject to certain restrictions on the conduct of its business prior to completing the Proposed Fidelis Acquisition, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures. Such limitations could adversely affect Fidelis Care’s business and operations prior to the completion of the Proposed Fidelis Acquisition.

Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the Proposed Fidelis Acquisition.

Uncertainties associated with the Proposed Fidelis Acquisition may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the combined company.

Centene and Fidelis Care are each dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company’s success after the completion of the Proposed Fidelis Acquisition will depend in part upon the ability of each of Centene and Fidelis Care to retain key management personnel and other key employees. Prior to completion of the Proposed Fidelis Acquisition, current and prospective employees of each of Centene and Fidelis Care may experience uncertainty about their roles within the combined company following the completion of the Proposed Fidelis Acquisition, which may have an adverse effect on the ability of each of Centene and Fidelis Care to attract or retain key management and other key personnel. In addition, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of each of Centene and Fidelis Care to the same extent that Centene and Fidelis Care have previously been able to attract or retain their own employees.

The historical financial information relating to the assets to be acquired in the Proposed Fidelis Acquisition may not be representative of the results or financial condition of such assets if they had been operated independently and, as a result, may not be a reliable indicator of their future results.

The assets to be acquired in the Proposed Fidelis Acquisition are currently operated by Fidelis Care. Consequently, the financial information relating to such assets included in this document has been derived from the financial statements and accounting records of Fidelis Care and reflect the costs as well as assumptions and allocations made by Fidelis Care’s management. The financial position, results of operations and cash flows relating to such assets presented may be different from those that would have resulted had such assets been operated independently, during the applicable periods or at the applicable dates. As a result, the historical financial information relating to such assets may not be a reliable indicator of future results.

The unaudited pro forma condensed combined financial information in this prospectus supplement is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of the combined company following completion of the Proposed Fidelis Acquisition.

The unaudited pro forma condensed combined financial information in this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the Proposed Fidelis Acquisition been completed on the dates indicated. Further, the combined company’s actual results and financial position after the Proposed Fidelis Acquisition may differ materially and adversely from the unaudited pro forma condensed combined financial data that is included in this prospectus supplement. These estimates may be revised as additional information becomes available and as additional analyses are performed. The unaudited pro forma condensed combined financial information has been prepared with the expectation, as of the date of this prospectus supplement, that Centene will be identified as the acquirer under GAAP and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting will be based upon the actual Acquisition Consideration and the fair value of the assets and liabilities of Centene under GAAP as of the date of the completion of the Proposed Fidelis Acquisition. In addition, subsequent to the closing date, there will be further refinements of the acquisition accounting as additional information becomes available. Accordingly, the final acquisition accounting may differ materially from the pro forma condensed combined financial information reflected in this prospectus supplement. See “Unaudited Pro Forma Condensed Combined Financial Information of Centene and Fidelis Care” for more information.

Completion of the Proposed Fidelis Acquisition may trigger change in control or other provisions in certain agreements to which Fidelis Care is a party, which may have an adverse impact on the combined company’s business and results of operations.

The completion of the Proposed Fidelis Acquisition may trigger change in control and other provisions in certain agreements to which Fidelis Care is a party. If Centene is unable to negotiate waivers of those provisions with Fidelis, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Centene is able to negotiate waivers with Fidelis Care, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Fidelis Care or the combined company. Any of the foregoing or similar developments may have an adverse impact on the combined company’s business and results of operations.

We may not have discovered undisclosed liabilities of Fidelis Care during our due diligence process.

In the course of the due diligence review of Fidelis Care that we conducted prior to the execution of the Asset Purchase Agreement, we may not have discovered, or may have been unable to quantify, undisclosed liabilities of Fidelis Care and its subsidiaries, and our stockholders may not be indemnified for any of these liabilities. Examples of such undisclosed liabilities may include, but are not limited to, pending or threatened litigation or regulatory matters. Any such undisclosed liabilities could have an adverse effect on our business, results of operations, financial condition and cash flows and on the value of our common stock following the completion of the Proposed Fidelis Acquisition.

Risks Relating to the Combined Company After Completion of the Proposed Fidelis Acquisition

The combined company may be unable to successfully integrate the business of Centene and the assets acquired in the Proposed Fidelis Acquisition and realize the anticipated benefits of the Proposed Fidelis Acquisition.

The success of the Proposed Fidelis Acquisition will depend, in part, on the combined company’s ability to successfully combine the business of Centene and the assets acquired in the Proposed Fidelis Acquisition, and realize the anticipated benefits, including synergies, cost savings, innovation and operational efficiencies, from the combination. If the combined company is unable to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits may not be realized fully or at all, or may take longer to realize than expected and the value of its common stock may be harmed. Additionally, rating agencies may take negative actions against the combined company.

The Proposed Fidelis Acquisition involves the integration of certain assets of Fidelis Care with Centene’s existing business, which is expected to be a complex, costly and time-consuming process. The integration may result in material challenges, including, without limitation:

•	the diversion of management’s attention from ongoing business concerns and performance shortfalls at one or both of the companies as a result of the devotion of management’s attention to the Proposed Fidelis Acquisition;

•	managing a larger combined company;

•	maintaining employee morale and retaining key management and other employees;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	retaining existing business and operational relationships and attracting new business and operational relationships;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations;

•	coordinating geographically separate organizations;

•	unanticipated issues in integrating information technology, communications and other systems;

•	unanticipated changes in federal or state laws or regulations, including charges with respect to government healthcare programs the ACA and any regulations enacted thereunder;

•	unforeseen expenses or delays associated with the Proposed Fidelis Acquisition.

Many of these factors will be outside of the combined company’s control and any one of them could result in delays, increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially affect the combined company’s financial position, results of operations and cash flows.

The integration of Fidelis Care with Centene’s business may result in unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. These integration matters could have an adverse effect on (i) each of Centene and Fidelis Care during this transition period and (ii) the combined company for an undetermined period after completion of the Proposed Fidelis Acquisition. In addition, any actual cost savings of the Proposed Fidelis Acquisition could be less than anticipated.

If the Acquisition Consideration includes Share Consideration and/or the Escrow Fund includes Escrow Shares, Centene stockholders will have a reduced ownership and voting interest after the Proposed Fidelis Acquisition and will exercise less influence over the policies of the combined company than they now have on the policies of Centene.

Centene stockholders presently have the right to vote in the election of the Centene Board and on other matters affecting Centene. If the maximum Share Consideration and Escrow Shares are issued, based on the closing price of our common stock on April 27, 2018, immediately after the Proposed Fidelis Acquisition is completed, it is expected that current Centene stockholders will own approximately 98% of the combined company’s common stock outstanding and issued, without giving effect to this offering.

As a result, current Centene stockholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Centene.

The future results of the combined company may be adversely impacted if the combined company does not effectively manage its expanded operations following the completion of the Proposed Fidelis Acquisition.

Following the completion of the Proposed Fidelis Acquisition, the size of the combined company’s business will be significantly larger than the current size of Centene’s business. The combined company’s ability to successfully manage this expanded business will depend, in part, upon management’s ability to design and implement strategic initiatives that address not only the integration of two discrete companies, but also the increased scale and scope of the combined business with its associated increased costs and complexity. The combined company may not be successful or may not realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the Proposed Fidelis Acquisition.

The combined company is expected to incur substantial expenses related to the completion of the Proposed Fidelis Acquisition and the integration of Fidelis Care with Centene’s business.

The combined company is expected to incur substantial expenses in connection with the completion of the Proposed Fidelis Acquisition and the integration of Centene and the Acquired Assets. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, revenue management, marketing and benefits. In addition, the businesses of Centene and Fidelis Care will continue to maintain a presence in St. Louis, Missouri and New York, New York, respectively. The substantial majority of these costs will be non-recurring expenses related to the Proposed Fidelis Acquisition (including financing of the Proposed Fidelis Acquisition), facilities and systems consolidation costs. The combined company may incur additional costs to maintain employee morale and to retain key employees. Centene will also incur transaction fees and costs related to formulating integration plans for the combined business, and the execution of these plans may lead to additional unanticipated costs. Additionally, as a result of the Proposed Fidelis Acquisition, rating agencies may take negative actions with regard to the combined company’s credit ratings, which may increase the combined company’s costs in connection with the financing of the Proposed Fidelis Acquisition. These incremental transaction and acquisition-related costs may exceed the savings the combined company expects to achieve from the elimination of duplicative costs and the realization of other efficiencies related to the integration of the businesses, particularly in the near term and in the event there are material unanticipated costs.

Centene will incur additional indebtedness to finance the Proposed Fidelis Acquisition.

In connection with the Proposed Fidelis Acquisition, Centene expects to incur approximately $1.6 billion in additional indebtedness, assuming Centene does not use the option to fund up to $500 million of the acquisition consideration in Centene’s common stock and assuming Centene issues approximately $2.6 billion of new equity. The combined company will have consolidated indebtedness of approximately $6.4 billion, which is greater than the current indebtedness of Centene prior to the Proposed Fidelis Acquisition. The increased indebtedness of the combined company in comparison to that of Centene on a historical basis could adversely affect Centene in a number of ways, including:

•	affecting Centene’s ability to pay or refinance its debts as they become due during adverse economic, financial market and industry conditions;

•	requiring Centene to use a larger portion of its cash flow for debt service, reducing funds available for other purposes;

•	causing Centene to be less able to take advantage of business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

•	increasing Centene’s vulnerability to adverse economic, industry or competitive developments;

•	affecting Centene’s ability to obtain additional financing;

•	decreasing Centene’s profitability and/or cash flow;

•	causing Centene to be disadvantaged compared to competitors with less leverage;

•	resulting in a downgrade in the credit rating of Centene or any indebtedness of Centene or its subsidiaries which could increase the cost of further borrowings; and

•	limiting Centene’s ability to borrow additional funds in the future to fund working capital, capital expenditures and other general corporate purposes.

For more information on the financial impact of the combined company’s indebtedness, see “Unaudited Pro Forma Condensed Combined Financial Information of Centene and Fidelis Care.”

The financing arrangements that the combined company will enter into in connection with the Proposed Fidelis Acquisition may, under certain circumstances, contain restrictions and limitations that could significantly impact the combined company’s ability to operate its business.

Centene intends to incur additional indebtedness in connection with the Proposed Fidelis Acquisition. Centene expects that the agreements governing the indebtedness incurred in connection with the Proposed Fidelis Acquisition will contain covenants that, among other things, may, under certain circumstances, place limitations on the dollar amounts paid or other actions relating to:

•	payments in respect of, or redemptions or acquisitions of, debt or equity issued by the combined company or its subsidiaries, including the payment of dividends on Centene common stock;

•	incurring additional indebtedness;

•	incurring guarantee obligations;

•	paying dividends;

•	creating liens on assets;

•	entering into sale and leaseback transactions;

•	making investments, loans or advances;

•	entering into hedging transactions;

•	engaging in mergers, consolidations or sales of all or substantially all of their respective assets; and

•	engaging in certain transactions with affiliates.

In addition, the combined company will be required to maintain a minimum amount of excess availability as set forth in these agreements.

The combined company’s ability to maintain minimum excess availability in future periods will depend on its ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market and competitive factors, many of which are beyond the combined company’s control. The ability to comply with this covenant in future periods will also depend on the combined company’s ability to successfully implement its overall business strategy and realize contemplated synergies.

Various risks, uncertainties and events beyond the combined company’s control could affect its ability to comply with the covenants contained in its debt agreements. Failure to comply with any of the covenants in its existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of indebtedness under these agreements and to foreclose upon any collateral securing such indebtedness. Under these circumstances, the combined company might not have sufficient funds or other resources to satisfy all of its obligations. In addition, the limitations imposed by financing agreements on the combined company’s ability to incur additional indebtedness and to take other actions might significantly impair its ability to obtain other financing.

Centene has obtained commitment letters for the Bridge Facility described herein. However, neither the definitive loan documents, nor the terms of any debt financing in lieu of such bridge financing, have been finalized.

Risks Related to Ownership of Our Common Stock

The Proposed Fidelis Acquisition may not occur, and if it does, it may not be accretive and may cause dilution to our earnings per share, which may negatively affect the market price of our common stock.

Although we currently anticipate that the Proposed Fidelis Acquisition will occur and will be accretive to earnings per share (on an adjusted earnings basis that is not pursuant to GAAP) from and after the Proposed Fidelis Acquisition, this expectation is based on assumptions about our and Fidelis Care’s business and preliminary estimates, which may change materially. As a result, should the Proposed Fidelis Acquisition occur, certain other amounts to be paid in connection with the Proposed Fidelis Acquisition may cause dilution to our earnings per share or decrease or delay the expected accretive effect of the Proposed Fidelis Acquisition and cause a decrease in the market price of our common stock. The Proposed Fidelis Acquisition may not occur as a result. See “—Risks Related to the Proposed Fidelis Acquisition.” In addition, we could also encounter additional transaction-related costs or other factors such as the failure to realize all of the benefits anticipated in the Proposed Fidelis Acquisition, including cost and revenue synergies. All of these factors could cause dilution to our earnings per share or decrease or delay the expected accretive effect of the Proposed Fidelis Acquisition and cause a decrease in the market price of our common stock.

Our stock price has fluctuated in the past and may fluctuate in the future. Accordingly, you may not be able to resell your shares at or above the price at which you purchased them.

The trading price of our common stock has fluctuated in the past. The trading price of our common stock could fluctuate significantly in the future and could be negatively affected in response to various factors, including:

•	conditions in the broader stock market in general;

•	our ability to make investments with attractive risk-adjusted returns;

•	market perception of our current and projected financial condition, potential growth, future earnings and future cash dividends;

•	announcements we make regarding dividends;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	additional offerings of our common stock or equity-linked securities;

•	actions by rating agencies;

•	short sales of our common stock;

•	any decision to pursue a distribution or disposition of a meaningful portion of our assets;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	market perception or media coverage of us, other similar companies or the outlook of the markets and industries in which we compete;

•	major reductions in trading volumes on the exchanges on which we operate;

•	legislative or regulatory developments, including changes in the status of our regulatory approvals or licenses; and

•	litigation and governmental investigations.

These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may negatively affect the price or liquidity of our common stock.

In addition, the market price of our common stock may fluctuate significantly following consummation of the Proposed Fidelis Acquisition if, among other things, the combined company is unable to achieve the expected growth in earnings, or if the operational cost savings estimates in connection with the integration of our and Fidelis Care’s businesses are not realized, or if the transaction costs relating to the Proposed Fidelis Acquisition are greater than expected, or if the financing relating to the transaction is on unfavorable terms. The market price also may decline if the combined company does not achieve the perceived benefits of the Proposed Fidelis Acquisition as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the Proposed Fidelis Acquisition on the combined company’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts. In addition, our business differs from that of Fidelis, and accordingly, the results of operations of the combined company and the market price of our common stock after the completion of the Proposed Fidelis Acquisition may be affected by factors different from those currently affecting the independent results of operations of each of our and Fidelis Care’s business.

When the market price of a stock has been volatile or has decreased significantly in the past, holders of that stock have, at times, instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending, settling or paying any resulting judgments related to the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business and hurt our share price.

Shares eligible for future sale may adversely affect our common stock price.

Sales of our common stock or other securities in the public or private market, or the perception that these sales may occur, could cause the market price of our common stock to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Under our certificate of incorporation, we are authorized to issue up to 410,000,000 shares of capital stock, consisting of 400,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. We cannot predict the size of future issuances of our common stock or other securities or the effect, if any, that future sales and issuances of our common stock and other securities would have on the market price of our common stock.

Future issuances and sales of additional shares of preferred or common stock, including shares issued in connection with the Proposed Fidelis Acquisition, could reduce the market price of our shares of common stock.

Subject to market conditions, we intend to fund the purchase price for the Proposed Fidelis Acquisition with $2.6 billion of new equity, including shares paid as consideration. Any such issuances and sales of our preferred or common stock could have the effect of depressing the market price for our common stock. Further, any sale of shares to finance a portion of the purchase price for the Proposed Fidelis Acquisition will be subject to market conditions and could be negatively impacted by a decline in the market price for our common stock. In addition, in the future we may issue additional securities to raise capital or in connection with acquisitions. We often acquire interests in other companies by using a combination of cash and our common stock or just our common stock. Further, shares of preferred stock may be issued from time to time in one or more series as our Board may from time to time determine each such series to be distinctively designated. The issuance of any such preferred stock could materially adversely affect the rights of holders of our common stock. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common stock.

Our shares of common stock will rank junior to all of our consolidated liabilities.

In the event of a bankruptcy, liquidation, dissolution or winding up, our assets will be available to pay obligations on the common stock only after all of our consolidated liabilities have been paid. In the event of a bankruptcy, liquidation, dissolution or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay any amounts with respect to the common stock then outstanding. We have a significant amount of debt, which amounted to $5.2 billion as of March 31, 2018, with $778 million of availability under our existing revolving credit facility and access to an additional $500 million of availability subject to lender commitments. We expect to incur additional debt to fund the Proposed Fidelis Acquisition. On a pro forma basis to give effect to the Proposed Fidelis Acquisition and the other events described under “Unaudited Pro Forma Condensed Combined Financial Information of Centene and Fidelis Care,” we would have had $6.4 billion of outstanding debt on a consolidated basis as of March 31, 2018, with $1.1 billion of availability under our revolving credit facility, and may also take on additional long-term debt and working capital lines of credit to meet future financing needs, subject to certain restrictions under the terms of our existing debt.

We have and the combined company will have a significant amount of goodwill and other intangible assets on our balance sheet. If our goodwill or other intangible assets become impaired, we may be required to record a non-cash charge to earnings and reduce our stockholders’ equity.

Under GAAP, intangible assets are reviewed for impairment on an annual basis or more frequently whenever events or circumstances indicate that their carrying value may not be recoverable. We monitor relevant circumstances, including expected synergies from combining operations of an acquiree and an acquirer as well as from intangible assets that do not qualify for separate recognition, our overall financial performance and the market prices for our common stock, and the potential impact that changes in such circumstances might have on the valuation of our goodwill or other intangible assets. If our goodwill or other intangible assets are determined to be impaired in the future, we may be required to record a non-cash charge to earnings during the period in which the impairment is determined, which would reduce our stockholders’ equity.

Risks Related to Our Business

Reductions in funding, changes to eligibility requirements for government sponsored healthcare programs in which we participate and any inability on our part to effectively adapt to changes to these programs could substantially affect our financial position, results of operations and cash flows.

The majority of our revenues come from government subsidized healthcare programs including Medicaid, Medicare, TRICARE, VA, CHIP, LTSS, ABD, Foster Care and Health Insurance Marketplace premiums. Under most programs, the base premium rate paid for each program differs, depending on a combination of factors such as defined upper payment limits, a member’s health status, age, gender, county or region and benefit mix. Since Medicaid was created in 1965, the federal government and the states have shared the costs for this program, with the federal share currently averaging around 57%. We are therefore exposed to risks associated with U.S. and state government contracting or participating in programs involving a government payor, including but not limited to the general ability of the federal and/or state government to terminate contracts with it, in whole or in part, without prior notice, for convenience or for default based on performance; potential regulatory or legislative action that may materially modify amounts owed; and our dependence upon Congressional or legislative appropriation and allotment of funds and the impact that delays in government payments could have on our operating cash flow and liquidity. For example, future levels of funding and premium rates may be affected by continuing government efforts to contain healthcare costs and may further be affected by state and federal budgetary constraints. Governments periodically consider reducing or reallocating the amount of money they spend for Medicaid, Medicare, TRICARE, VA, CHIP, LTSS, ABD and Foster Care. Furthermore, Medicare remains subject to the automatic spending reductions imposed by the Budget Control Act of 2011 and the American Taxpayer Relief Act of 2012 (“sequestration”), subject to a 2% cap. In addition, reductions in defense spending could have an adverse impact on certain government programs in which we currently participate by, among other things, terminating or materially changing such programs, or by decreasing or delaying payments made under such programs. Adverse economic conditions may continue to put pressures on state budgets as tax and other state revenues decrease while the population that is eligible to participate in these programs remains steady or increases, creating more need for funding. We anticipate this will require government agencies to find funding alternatives, which may result in reductions in funding for programs, contraction of covered benefits, and limited or no premium rate increases or premium rate decreases. A reduction (or less than expected increase), a protracted delay, or a change in allocation methodology in government funding for these programs, as well as termination of the contract for the convenience of the government, may materially and adversely affect our results of operations, financial position and cash flows. In addition, if a federal government shutdown were to occur for a prolonged period of time, federal government payment obligations, including its obligations under Medicaid, Medicare, TRICARE, VA, CHIP, LTSS, ABD, Foster Care and the Health Insurance Marketplaces, may be delayed. Similarly, if state government shutdowns were to occur, state payment obligations may be delayed. If the federal or state governments fail to make payments under these programs on a timely basis, our business could suffer, and our financial position, results of operations or cash flows may be materially affected.

Payments from government payors may be delayed in the future, which, if extended for any significant period of time, could have a material adverse effect on our results of operations, financial position, cash flows or liquidity. In addition, delays in obtaining, or failure to obtain or maintain, governmental approvals, or moratoria imposed by regulatory authorities, could adversely affect our revenues or membership, increase costs or adversely affect our ability to bring new products to market as forecasted. Other changes to our government programs could affect our willingness or ability to participate in any of these programs or otherwise have a material adverse effect on our business, financial condition or results of operations.

Finally, changes in these programs could reduce the number of persons enrolled in or eligible for these programs or increase our administrative or healthcare costs under these programs. For example, maintaining current eligibility levels could cause states to reduce reimbursement or reduce benefits in order for states to afford to maintain eligibility levels. If any state in which we operate were to decrease premiums paid to us or pay us less than the amount necessary to keep pace with our cost trends, it could have a material adverse effect on our results of operations, financial position and cash flows.

Our Medicare programs are subject to a variety of risks that could adversely impact our financial results.

If we fail to design and maintain programs that are attractive to Medicare participants; if our Medicare operations are subject to negative outcomes from program audits, sanctions or penalties; if we do not submit adequate bids in our existing markets or any expansion markets; if our existing contracts are terminated; or if we fail to maintain or improve our quality Star ratings, our current Medicare business and our ability to expand our Medicare operations could be materially and adversely affected, negatively impacting our financial performance. As previously announced, CMS recently published Medicare Star ratings for the 2018 rating year. The achievement of Star ratings of four or higher for the 2018 rating year qualifies Medicare Advantage plans for quality bonus payments in 2019. The results from CMS indicate that Health Net of California, Inc.’s Medicare Advantage plan (H0562) will move to a 3.5 Star rating from a 4.0 Star rating for the 2018 rating year. The effect of this Star rating change will lower Centene’s parent Star rating for the 2018 rating year from 4.0 stars to 3.5 stars and therefore, our plans that use the parent rating as well as the Medicare Advantage plan (H0562) will not be eligible for the quality bonus payments in 2019. These lowered Star ratings for the 2018 rating year for the Medicare Advantage plan (H0562) and Centene may reduce the attractiveness of the affected plans and our other offerings to members, reduce revenue from the affected plan and impact our Medicare expansion efforts, which are a strategic focus for Centene. We continue to evaluate the potential impact of the lowered ratings on our revenues and expansion efforts in 2019. There are also specific additional risks under Title XVIII, Part D of the Social Security Act associated with our provision of Medicare Part D prescription drug benefits as part of our Medicare Advantage plan offerings. These risks include potential uncollectibility of receivables, inadequacy of pricing assumptions, inability to receive and process information and increased pharmaceutical costs, as well as the underlying seasonality of this business, and extended settlement periods for claims submissions. Our failure to comply with Part D program requirements can result in financial and/or operational sanctions on our Part D products, as well as on our Medicare Advantage products that offer no prescription drug coverage.

Failure to accurately estimate and price our medical expenses or effectively manage our medical costs or related administrative costs could negatively affect our financial position, results of operations and cash flows.

Our profitability, to a significant degree, depends on our ability to estimate and effectively manage expenses related to health benefits through, among other things, our ability to contract favorably with hospitals, physicians and other healthcare providers. For example, our Medicaid revenue is often based on bids submitted before the start of the initial contract year. If our actual medical expense exceeds our estimates, our health benefits ratio (HBR), or our expenses related to medical services as a percentage of premium revenues, would increase and our profits would decline. Because of the narrow margins of our health plan business, relatively small changes in our HBR can create significant changes in our financial results. Changes in healthcare regulations and practices, the level of utilization of healthcare services, hospital and pharmaceutical costs, disasters, the potential effects of climate change, major epidemics, pandemics or newly emergent viruses, new medical technologies, new pharmaceutical compounds, increases in provider fraud and other external factors, including general economic conditions such as inflation and unemployment levels, are generally beyond our control and could reduce our ability to accurately predict and effectively control the costs of providing health benefits. In addition, the 2018 marketplace for individual products may continue to be less stable than in previous years because, among other things, other health plans have changed or stopped offering their Health Insurance Marketplace products in the states we expect to serve in 2018 or have announced plans to change their Health Insurance Marketplace product offerings in 2018. Also, member behavior could be influenced by the repeal of the ACA’s individual mandate in the Act to provide for reconciliation pursuant to titles II and V of the concurrent resolution on the budget for fiscal year 2018, commonly referred to as the Tax Cuts and Jobs Act of 2017 (TCJA), and further uncertainty surrounding other potential changes to the Patient Protection and Affordable Care Act and the accompanying Health Care and Education Affordability Reconciliation Act, collectively referred to as Affordable Care Act (ACA).

Our medical expense includes claims reported but not paid, estimates for claims incurred but not reported, and estimates for the costs necessary to process unpaid claims at the end of each period. Our development of the medical claims liability estimate is a continuous process which we monitor and refine on a monthly basis as claims receipts and payment information as well as inpatient acuity information becomes available. As more complete information becomes available, we adjust the amount of the estimate, and include the changes in estimates in medical expense in the period in which the changes are identified. Given the uncertainties inherent in such estimates, there can be no assurance that our medical claims liability estimate will be adequate, and any adjustments to the estimate may unfavorably impact our results of operations and may be material.

Additionally, when we commence operations in a new state, region or product, we have limited information with which to estimate our medical claims liability. For a period of time after the inception of the new business, we base our estimates on government-provided historical actuarial data and limited actual incurred and received claims and inpatient acuity information. The addition of new categories of eligible individuals as well as evolving Health Insurance Marketplace plans may pose difficulty in estimating our medical claims liability.

From time to time in the past, our actual results have varied from our estimates, particularly in times of significant changes in the number of our members. If it is determined that our estimates are significantly different than actual results, our results of operations and financial position could be adversely affected. In addition, if there is a significant delay in our receipt of premiums, our business operations, cash flows, or earnings could be negatively impacted.

The implementation of the ACA, as well as potential repeal of or changes to the ACA, could materially and adversely affect our results of operations, financial position and cash flows.

In March 2010, the ACA was enacted. While the constitutionality of the ACA was generally upheld by the Supreme Court in 2012, the Court determined that states could elect to opt out of the Medicaid expansion portion of ACA without losing all federal money for their existing Medicaid programs.

Under the ACA, Medicaid coverage was expanded to all individuals under age 65 with incomes up to 138% of the federal poverty level beginning January 1, 2014, subject to each states’ election. The federal government pays the entire costs for Medicaid coverage for newly eligible beneficiaries for three years (2014 through 2016). Beginning in 2017, the federal share begins to decline, ending at 90% for 2020 and subsequent years. As of December 31, 2017, 32 states and the District of Columbia have expanded Medicaid eligibility, and additional states continue to discuss expansion. The ACA also maintained CHIP eligibility standards through September 2019.

The ACA required the establishment of Health Insurance Marketplaces for individuals and small employers to purchase health insurance coverage. The ACA also required insurers participating on the Health Insurance Marketplaces to offer a minimum level of benefits and included guidelines on setting premium rates and coverage limitations. On December 22, 2017, the TCJA was signed, repealing the individual mandate requirement of the ACA beginning in 2019. In February 2018, the U.S. Department of Health and Human Services (“HHS”) issued a proposed rule permitting the duration of short-term health insurance plans to be extended from up to three months to up to twelve months. These short-term plans, in addition to having a limited duration, provide fewer benefits than the traditional ACA insurance benefits. These changes and other potential changes involving the functioning of the Health Insurance Marketplaces as a result of new legislation, regulation or executive action, could impact our business and results of operations.

Any failure to adequately price products offered or a reduction in products offered in the Health Insurance Marketplaces may have a negative impact on our results of operations, financial position and cash flow. Among other things, due to the repeal of the individual mandate in the TCJA we may be adversely selected by individuals who have higher acuity levels than those individuals who selected us in the past and healthy individuals may decide to opt-out of the pool altogether. In addition, the risk corridor, reinsurance and risk adjustment (“three Rs”) provisions of the ACA established to apportion risk amongst insurers may not be effective in appropriately mitigating the financial risks related to the Marketplace product. Further, the three Rs may not be adequately funded. Moreover, changes in the competitive marketplace over time may exacerbate the uncertainty in these relatively new markets. For example, competitors seeking to gain a foothold in the changing market may introduce pricing that we may not be able to match, which may adversely affect our ability to compete effectively. Competitors may also choose to exit the market altogether or otherwise suffer financial difficulty, which could adversely impact the pool of potential insured, require us to increase premium rates or result in funding issues under the three Rs. These potential exits and other continued volatility in this market may be further exacerbated by the conclusion of the risk corridor and reinsurance programs as of January 1, 2017. Our continued success in the exchanges is dependent on our ability to successfully respond to these changes in the market over time. Any significant variation from our expectations regarding acuity, enrollment levels, adverse selection, the three Rs, or other assumptions utilized in setting adequate premium rates could have a material adverse effect on our results of operations, financial position and cash flows.

The HHS has stated that it will consider a limited number of premium assistance demonstration proposals from States that want to privatize Medicaid expansion. States must provide a choice between at least two qualified health plans and offer very similar benefits as those available in the Health Insurance Marketplaces. Arkansas became the first state to obtain federal approval to use Medicaid funding to purchase private insurance for low-income residents and we began operations under the program beginning January 1, 2014. As of December 2018, eight states had approved Section 1115 waivers to implement the ACA’s Medicaid expansion in ways that extend beyond the flexibility provided by the federal law.

The ACA imposed an annual insurance industry assessment of $8.0 billion in 2014, and $11.3 billion in each of 2015 and 2016, with increasing annual amounts thereafter. The health insurer fee payable in 2017 was suspended by the Consolidated Appropriations Act for fiscal year 2016. However, the $14.3 billion payment resumes in 2018 for the fiscal year 2017. Such assessments are not deductible for federal and most state income tax purposes. The fee is allocated based on health insurers’ premium revenues in the previous year. Each health insurer’s fee is calculated by multiplying its market share by the annual fee. Market share is based on commercial, Medicare, and Medicaid premium revenues. Not-for-profit insurers may have a competitive advantage since they are exempt from paying the fee if they receive at least 80% of their premium revenues from Medicare, Medicaid, and CHIP, and other not-for-profit insurers are allowed to exclude 50% of their premium revenues from the fee calculation. If we are not reimbursed by the states for the cost of the federal premium assessment (including the associated tax impact), or if we are unable to otherwise adjust our business model to address this new assessment, our results of operations, financial position and cash flows may be materially adversely affected.

There are numerous steps regulators required for continued implementation of the ACA, including the promulgation of a substantial number of new and potentially more onerous federal regulations. For example, in April 2016, CMS issued final regulations that revised existing Medicaid managed care rules by establishing a minimum MLR standard for Medicaid of 85% and strengthening provisions related to network adequacy and access to care, enrollment and disenrollment protections, beneficiary support information, continued service during beneficiary appeals, and delivery system and payment reform initiatives, among others. If we fail to effectively implement or appropriately adjust our operational and strategic initiatives with respect to the implementation of healthcare reform, or do not do so as effectively as our competitors, our results of operations may be materially adversely affected.

In addition, House v. Hargan (previously v. Burwell, et al., and v. Price, et al.), the suit that was brought by House Republicans, was settled in December 2017. The new administration’s decision to stop the cost sharing subsidies rendered further challenge to the cost sharing subsidy payments unnecessary. Therefore, 2018 premium rates for Health Insurance Marketplace were set without factoring in the cost sharing subsidy payments from the federal government. On March 23, 2018, Congress further bolstered the new administration’s position by omitting cost sharing subsidy payments from the two-year Omnibus Spending Bill. This bill, coupled with the new administration’s decision to end payments, could affect our earnings.

Changes to, or repeal of, portions or the entirety of the ACA could materially and adversely affect our business and financial position, results of operations or cash flows. Even if the ACA is not amended or repealed, the new administration could propose changes impacting implementation of the ACA, which could materially and adversely affect our financial position or operations. However, the ultimate content, timing or effect of any potential future legislation enacted under the new administration cannot be predicted.

Our business activities are highly regulated and new laws or regulations or changes in existing laws or regulations or their enforcement or application could force us to change how we operate and could harm our business.

Our business is extensively regulated by the states in which we operate and by the federal government. In addition, the managed care industry has received negative publicity that has led to increased legislation, regulation, review of industry practices and private litigation in the commercial sector. Such negative publicity may adversely affect our stock price and damage our reputation in various markets.

In each of the jurisdictions in which we operate, we are regulated by the relevant insurance, health and/or human services or government departments that oversee the activities of managed care organizations providing or arranging to provide services to Medicaid, Medicare, Health Insurance Marketplace enrollees or other beneficiaries. For example, our health plan subsidiaries, as well as our applicable specialty companies, must comply with minimum statutory capital and other financial solvency requirements, such as deposit and surplus requirements.

The frequent enactment of, changes to, or interpretations of laws and regulations could, among other things: force us to restructure our relationships with providers within our network; require us to implement additional or different programs and systems; restrict revenue and enrollment growth; increase our healthcare and administrative costs; impose additional capital and surplus requirements; and increase or change our liability to members in the event of malpractice by our contracted providers. In addition, changes in political party or administrations at the state, federal or country level may change the attitude towards healthcare programs and result in changes to the existing legislative or regulatory environment.

Additionally, the taxes and fees paid to federal, state and local governments may increase due to several factors, including: enactment of, changes to, or interpretations of tax laws and regulations, audits by governmental authorities, geographic expansions into higher taxing jurisdictions and the effect of expansions into international markets.

Our contracts with states may require us to maintain a minimum HBR or may require us to share profits in excess of certain levels. In certain circumstances, our plans may be required to return premium back to the state in the event profits exceed established levels or HBR does not meet the minimum requirement. Other states may require us to meet certain performance and quality metrics in order to maintain our contract or receive additional or full contractual revenue.

The governmental healthcare programs in which we participate are subject to the satisfaction of certain regulations and performance standards. For example, under the ACA, Congress authorized CMS and the states to implement managed care demonstration programs to serve dually eligible beneficiaries to improve the coordination of their care. Participation in these demonstration programs is subject to CMS approval and the satisfaction of conditions to participation, including meeting certain performance requirements. Our inability to improve or maintain adequate quality scores and Star ratings to meet government performance requirements or to match the performance of our competitors could result in limitations to our participation in or exclusion from these or other government programs. Specifically, several of our Medicaid contracts require us to maintain a Medicare health plan. Although we strive to comply with all existing regulations and to meet performance standards applicable to our business, failure to meet these requirements could result in financial fines and penalties. Also, states or other governmental entities may not allow us to continue to participate in their government programs, or we may fail to win procurements to participate in such programs which could materially and adversely affect our results of operations, financial position and cash flows.

In addition, as a result of the expansion of our businesses and operations conducted in foreign countries, we face political, economic, legal, compliance, regulatory, operational and other risks and exposures that are unique and vary by jurisdiction. These foreign regulatory requirements with respect to, among other items, environmental, tax, licensing, intellectual property, privacy, data protection, investment, capital, management control, labor relations, and fraud and corruption regulations are different than those faced by our domestic businesses. In addition, we are subject to U.S. laws that regulate the conduct and activities of U.S.-based businesses operating abroad, such as the Foreign Corrupt Practices Act. Our failure to comply with laws and regulations governing our conduct outside the United States or to successfully navigate international regulatory regimes that apply to us could adversely affect our ability to market our products and services, which may have a material adverse effect on our business, financial condition and results of operations.

Our businesses providing pharmacy benefit management (PBM) and specialty pharmacy services face regulatory and other risks and uncertainties which could materially and adversely affect our results of operations, financial position and cash flows.

We provide PBM and specialty pharmacy services, including through our Envolve Pharmacy Solutions product. These businesses are subject to federal and state laws that govern the relationships of the business with pharmaceutical manufacturers, physicians, pharmacies, customers and consumers. We also conduct business as a mail order pharmacy and specialty pharmacy, which subjects these businesses to extensive federal, state and local laws and regulations. In addition, federal and state legislatures regularly consider new regulations for the industry that could materially and adversely affect current industry practices, including the receipt or disclosure of rebates from pharmaceutical companies, the development and use of formularies, and the use of average wholesale prices.

Our PBM and specialty pharmacy businesses would be materially and adversely affected by an inability to contract on favorable terms with pharmaceutical manufacturers and other suppliers, including with respect to the pricing of new specialty and generic drugs. In addition, our PBM and specialty pharmacy businesses could face potential claims in connection with purported errors by our mail order or specialty pharmacies, including in connection with the risks inherent in the authorization, compounding, packaging and distribution of pharmaceuticals and other healthcare products. Disruptions at any of our mail order or specialty pharmacies due to an event that is beyond our control could affect our ability to process and dispense prescriptions in a timely manner and could materially and adversely affect our results of operations, financial position and cash flows.

If any of our government contracts are terminated or are not renewed on favorable terms or at all, or if we receive an adverse finding or review resulting from an audit or investigation, our business may be adversely affected.

A substantial portion of our business relates to the provision of managed care programs and selected services to individuals receiving benefits under governmental assistance or entitlement programs. We provide these and other healthcare services under contracts with government entities in the areas in which we operate. Our government contracts are generally intended to run for a fixed number of years and may be extended for an additional specified number of years if the contracting entity or its agent elects to do so. When our contracts with the government expire, they may be opened for bidding by competing healthcare providers, and there is no guarantee that our contracts will be renewed or extended. Competitors may buy their way into the market by submitting bids with lower pricing. Even if our responsive bids are successful, the bids may be based upon assumptions or other factors which could result in the contracts being less profitable than we had anticipated. Further, our government contracts contain certain provisions regarding eligibility, enrollment and dis-enrollment processes for covered services, eligible providers, periodic financial and informational reporting, quality assurance, timeliness of claims payment and agreement to maintain a Medicare plan in the state and financial standards, among other things, and are subject to cancellation if we fail to perform in accordance with the standards set by regulatory agencies.

We are also subject to various reviews, audits and investigations to verify our compliance with the terms of our contracts with various governmental agencies, as well as compliance with applicable laws and regulations. Any adverse review, audit or investigation could result in, among other things: cancellation of our contracts; refunding of amounts we have been paid pursuant to our contracts; imposition of fines, penalties and other sanctions on us; loss of our right to participate in various programs; increased difficulty in selling our products and services; loss of one or more of our licenses; lowered quality Star ratings; or require changes to the way we do business. In addition, under government procurement regulations and practices, a negative determination resulting from a government audit of our business practices could result in a contractor being fined, debarred and/or suspended from being able to bid on, or be awarded, new government contracts for a period of time.

If any of our government contracts are terminated, not renewed, renewed on less favorable terms, or not renewed on a timely basis, or if we receive an adverse finding or review resulting from an audit or investigation, our business and reputation may be adversely impacted, our goodwill could be impaired and our financial position, results of operations or cash flows may be materially affected.

We contract with independent third party vendors and service providers who provide services to us and our subsidiaries or to whom we delegate selected functions. Violations of, or noncompliance with, laws and regulations governing our business by such third parties, or governing our dealings with such parties, could, among other things, subject us to additional audits, reviews and investigations and other adverse effects.

Ineffectiveness of state-operated systems and subcontractors could adversely affect our business.

A number of our health plans rely on other state-operated systems or subcontractors to qualify, solicit, educate and assign eligible members into managed care plans. The effectiveness of these state operations and subcontractors can have a material effect on a health plan’s enrollment in a particular month or over an extended period. When a state implements new programs to determine eligibility, new processes to assign or enroll eligible members into health plans, or chooses new subcontractors, there is an increased potential for an unanticipated impact on the overall number of members assigned to managed care plans.

Our investment portfolio may suffer losses which could materially and adversely affect our results of operations or liquidity.

We maintain a significant investment portfolio of cash equivalents and short-term and long-term investments in a variety of securities, which are subject to general credit, liquidity, market and interest rate risks and will decline in value if interest rates increase or one of the issuers’ credit ratings is reduced. As a result, we may experience a reduction in value or loss of our investments, which may have a negative adverse effect on our results of operations, liquidity and financial condition.

Execution of our growth strategy may increase costs or liabilities, or create disruptions in our business.

Our growth strategy includes, without limitation, the acquisition and expansion of health plans participating in government sponsored healthcare programs and specialty services businesses, contract rights and related assets of other health plans both in our existing service areas and in new markets and start-up operations in new markets or new products in existing markets. We continue to pursue opportunistic acquisitions to expand into new geographies and complementary business lines as well as to augment existing operations and may be in discussions with respect to one or multiple targets at any given time. Although we review the records of companies or businesses we plan to acquire, it is possible that we could assume unanticipated liabilities or adverse operating conditions, or an acquisition may not perform as well as expected or may not achieve timely profitability. We also face the risk that we will not be able to effectively integrate acquisitions into our existing operations effectively without substantial expense, delay or other operational or financial problems and we may need to divert more management resources to integration than we planned.

In connection with start-up operations and system migrations, we may incur significant expenses prior to commencement of operations and the receipt of revenue. For example, in order to obtain a certificate of authority in most jurisdictions, we must first establish a provider network, have systems in place and demonstrate our ability to administer a state contract and process claims. We may experience delays in operational start dates. As a result of these factors, start-up operations may decrease our profitability. In addition, we are planning to expand our business internationally and we will be subject to additional risks, including, but not limited to, political risk, an unfamiliar regulatory regime, currency exchange risk and exchange controls, cultural and language differences, foreign tax issues, and different labor laws and practices.

If we are unable to effectively execute our growth strategy, our future growth will suffer and our results of operations could be harmed.

If competing managed care programs are unwilling to purchase specialty services from us, we may not be able to successfully implement our strategy of diversifying our business lines.

We are seeking to diversify our business lines into areas that complement our government sponsored health plan business in order to grow our revenue stream and balance our dependence on risk reimbursement. In order to diversify our business, we must succeed in selling the services of our specialty subsidiaries not only to our managed care plans, but to programs operated by third-parties. Some of these third-party programs may compete with us in some markets, and they therefore may be unwilling to purchase specialty services from us. In any event, the offering of these services will require marketing activities that differ significantly from the manner in which we seek to increase revenues from our government sponsored programs. Our ineffectiveness in marketing specialty services to third-parties may impair our ability to execute our business strategy.

Adverse credit market conditions may have a material adverse effect on our liquidity or our ability to obtain credit on acceptable terms.

In the past, the securities and credit markets have experienced extreme volatility and disruption. The availability of credit, from virtually all types of lenders, has at times been restricted. In the event we need access to additional capital to pay our operating expenses, fund subsidiary surplus requirements, make payments on or refinance our indebtedness, pay capital expenditures, or fund acquisitions, our ability to obtain such capital may be limited and the cost of any such capital may be significant, particularly if we are unable to access our existing credit facility.

Our access to additional financing will depend on a variety of factors such as prevailing economic and credit market conditions, the general availability of credit, the overall availability of credit to our industry, our credit ratings and credit capacity, and perceptions of our financial prospects. Similarly, our access to funds may be impaired if regulatory authorities or rating agencies take negative actions against us. If a combination of these factors were to occur, our internal sources of liquidity may prove to be insufficient, and in such case, we may not be able to successfully obtain sufficient additional financing on favorable terms, within an acceptable time, or at all.

If state regulators do not approve payments of dividends and distributions by our subsidiaries to us, we may not have sufficient funds to implement our business strategy.

We principally operate through our health plan subsidiaries. As part of normal operations, we may make requests for dividends and distributions from our subsidiaries to fund our operations. These subsidiaries are subject to regulations that limit the amount of dividends and distributions that can be paid to us without prior approval of, or notification to, state regulators. If these regulators were to deny our subsidiaries’ request to pay dividends, the funds available to us would be limited, which could harm our ability to implement our business strategy.

We derive a majority of our premium revenues from operations in a limited number of states, and our financial position, results of operations or cash flows would be materially affected by a decrease in premium revenues or profitability in any one of those states.

Operations in a limited number of states have accounted for most of our premium revenues to date. If we were unable to continue to operate in any of those states or if our current operations in any portion of one of those states were significantly curtailed, our revenues could decrease materially. Our reliance on operations in a limited number of states could cause our revenues and profitability to change suddenly and unexpectedly depending on legislative or other governmental or regulatory actions and decisions, economic conditions and similar factors in those states. For example, states we currently serve may open the bidding for their Medicaid program to other health insurers through a request for proposal process. Our inability to continue to operate in any of the states in which we operate could harm our business.

Competition may limit our ability to increase penetration of the markets that we serve.

We compete for members principally on the basis of size and quality of provider networks, benefits provided and quality of service. We compete with numerous types of competitors, including other health plans and traditional state Medicaid programs that reimburse providers as care is provided, as well as technology companies, new joint ventures, financial services firms, consulting firms and other non-traditional competitors. In addition, the administration of the ACA has the potential to shift the competitive landscape in our segment.

Some of the health plans with which we compete have greater financial and other resources and offer a broader scope of products than we do. In addition, significant merger and acquisition activity has occurred in the managed care industry, as well as complementary industries, such as the hospital, physician, pharmaceutical, medical device and health information systems businesses. To the extent that competition intensifies in any market that we serve, as a result of industry consolidation or otherwise, our ability to retain or increase members and providers, or maintain or increase our revenue growth, pricing flexibility and control over medical cost trends may be adversely affected.

If we are unable to maintain relationships with our provider networks, our profitability may be harmed.

Our profitability depends, in large part, upon our ability to contract at competitive prices with hospitals, physicians and other healthcare providers. Our provider arrangements with our primary care physicians, specialists and hospitals generally may be canceled by either party without cause upon 90 to 120 days prior written notice. We cannot provide any assurance that we will be able to continue to renew our existing contracts or enter into new contracts on a timely basis or under favorable terms enabling us to service our members profitably. Healthcare providers with whom we contract may not properly manage the costs of services, maintain financial solvency or avoid disputes with other providers. Any of these events could have a material adverse effect on the provision of services to our members and our operations.

In any particular market, physicians and other healthcare providers could refuse to contract, demand higher payments, or take other actions that could result in higher medical costs or difficulty in meeting regulatory or accreditation requirements, among other things. In some markets, certain healthcare providers, particularly hospitals, physician/hospital organizations or multi-specialty physician groups, may have significant market positions or near monopolies that could result in diminished bargaining power on our part. In addition, accountable care organizations, practice management companies, which aggregate physician practices for administrative efficiency and marketing leverage, and other organizational structures that physicians, hospitals and other healthcare providers choose may change the way in which these providers interact with us and may change the competitive landscape. Such organizations or groups of healthcare providers may compete directly with us, which could adversely affect our operations, and our results of operations, financial position and cash flows by impacting our relationships with these providers or affecting the way that we price our products and estimate our costs, which might require us to incur costs to change our operations. Provider networks may consolidate, resulting in a reduction in the competitive environment. In addition, if these providers refuse to contract with us, use their market position to negotiate contracts unfavorable to us or place us at a competitive disadvantage, our ability to market products or to be profitable in those areas could be materially and adversely affected.

From time to time healthcare providers assert or threaten to assert claims seeking to terminate non-cancelable agreements due to alleged actions or inactions by us. If we are unable to retain our current provider contract terms or enter into new provider contracts timely or on favorable terms, our profitability may be harmed. In addition, from time to time, we may be subject to class action or other lawsuits by healthcare providers with respect to claim payment procedures or similar matters. For example, the Company’s wholly owned subsidiary, Health Net Life Insurance Company (“HNL”), is and may continue to be subject to such disputes with respect to HNL’s payment levels in connection with the processing of out-of-network provider reimbursement claims for the provision of certain substance abuse related services. HNL expects to vigorously defend its claims payment practices. Nevertheless, in the event HNL receives an adverse finding in any related legal proceeding or from a regulator, or is otherwise required to reimburse providers for these claims at rates that are higher than expected or for claims HNL otherwise believes are unallowable, the Company’s financial condition and results of operations may be materially adversely affected. In addition, regardless of whether any such lawsuits brought against us are successful or have merit, they will still be time-consuming and costly and could distract our management’s attention. As a result, under such circumstances we may incur significant expenses and may be unable to operate our business effectively.

We may be unable to attract, retain or effectively manage the succession of key personnel.

We are highly dependent on our ability to attract and retain qualified personnel to operate and expand our business. We would be adversely impacted if we are unable to adequately plan for the succession of our executives and senior management. While we have succession plans in place for members of our executive and senior management team, these plans do not guarantee that the services of our executive and senior management team will continue to be available to us. Our ability to replace any departed members of our executive and senior management or other key employees may be difficult and may take an extended period of time because of the limited number of individuals in the managed care and specialty services industry with the breadth of skills and experience required to operate and successfully expand a business such as ours. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these personnel. If we are unable to attract, retain and effectively manage the succession plans for key personnel, executives and senior management, our business and financial position, results of operations or cash flows could be harmed.

If we are unable to integrate and manage our information systems effectively, our operations could be disrupted.

Our operations depend significantly on effective information systems. The information gathered and processed by our information systems assists us in, among other things, monitoring utilization and other cost factors, processing provider claims, and providing data to our regulators. Our healthcare providers also depend upon our information systems for membership verifications, claims status and other information. Our information systems and applications require continual maintenance, upgrading and enhancement to meet our operational needs and regulatory requirements. We regularly upgrade and expand our information systems’ capabilities. If we experience difficulties with the transition to or from information systems or do not appropriately integrate, maintain, enhance or expand our information systems, we could suffer, among other things, operational disruptions, loss of existing members and difficulty in attracting new members, regulatory problems and increases in administrative expenses. In addition, our ability to integrate and manage our information systems may be impaired as the result of events outside our control, including acts of nature, such as earthquakes or fires, or acts of terrorists.

From time to time, we may become involved in costly and time-consuming litigation and other regulatory proceedings, which require significant attention from our management.

From time to time we are a defendant in lawsuits and regulatory actions and are subject to investigations relating to our business, including, without limitation, medical malpractice claims, claims by members alleging failure to pay for or provide health-care, claims related to non-payment or insufficient payments for out-of-network services, claims alleging bad faith, investigations regarding our submission of risk adjuster claims, putative securities class actions, and claims related to the imposition of new taxes, including but not limited to claims that may have retroactive application. Due to the inherent uncertainties of litigation and regulatory proceedings, we cannot accurately predict the ultimate outcome of any such proceedings. An unfavorable outcome could have a material adverse impact on our business and financial position, results of operations and/or cash flows and may affect our reputation. In addition, regardless of the outcome of any litigation or regulatory proceedings, such proceedings are costly and time consuming and require significant attention from our management, and could therefore harm our business and financial position, results of operations or cash flows.

An impairment charge with respect to our recorded goodwill and intangible assets could have a material impact on our results of operations.

We periodically evaluate our goodwill and other intangible assets to determine whether all or a portion of their carrying values may be impaired, in which case a charge to earnings may be necessary. Changes in business strategy, government regulations or economic or market conditions have resulted and may result in impairments of our goodwill and other intangible assets at any time in the future. Our judgments regarding the existence of impairment indicators are based on, among other things, legal factors, market conditions, and operational performance. For example, the non-renewal of our health plan contracts with the state in which they operate may be an indicator of impairment. If an event or events occur that would cause us to revise our estimates and assumptions used in analyzing the value of our goodwill and other intangible assets, such revision could result in a non-cash impairment charge that could have a material impact on our results of operations in the period in which the impairment occurs.

If we fail to comply with applicable privacy, security, and data laws, regulations and standards, including with respect to third-party service providers that utilize sensitive personal information on our behalf, our business, reputation, results of operations, financial position and cash flows could be materially and adversely affected.

As part of our normal operations, we collect, process and retain confidential member information. We are subject to various federal and state laws and rules regarding the use and disclosure of confidential member information, including the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the Health Information Technology for Economic and Clinical Health (“HITECH”) Act of 2009 and the Gramm-Leach-Bliley Act, which require us to protect the privacy of medical records and safeguard personal health information we maintain and use. Certain of our businesses are also subject to the Payment Card Industry Data Security Standard, which is a multifaceted security standard that is designed to protect credit card account data as mandated by payment card industry entities. Despite our best attempts to maintain adherence to information privacy and security best practices as well as compliance with applicable laws, rules and contractual requirements, our facilities and systems, and those of our third party service providers, may be vulnerable to privacy or security breaches, acts of vandalism or theft, malware or other forms of cyber-attack, misplaced or lost data including paper or electronic media, programming and/or human errors or other similar events. In the past, we have had data breaches resulting in disclosure of confidential or protected health information that have not resulted in any material financial loss or penalty to date. However, future data breaches could require us to expend significant resources to remediate any damage, interrupt our operations and damage our reputation, subject us to state or federal agency review and could also result in enforcement actions, material fines and penalties, litigation or other actions which could have a material adverse effect on our business, reputation and results of operations, financial position and cash flows.

In addition, HIPAA broadened the scope of fraud and abuse laws applicable to healthcare companies. HIPAA established new enforcement mechanisms to combat fraud and abuse, including civil and, in some instances, criminal penalties for failure to comply with specific standards relating to the privacy, security and electronic transmission of protected health information. The HITECH Act expanded the scope of these provisions by mandating individual notification in instances of breaches of protected health information, providing enhanced penalties for HIPAA violations, and granting enforcement authority to states’ Attorneys General in addition to the HHS Office for Civil Rights. It is possible that Congress may enact additional legislation in the future to increase penalties and to create a private right of action under HIPAA, which could entitle patients to seek monetary damages for violations of the privacy rules. Additionally, HHS continued its auditing program in 2016 to assess compliance efforts by covered entities and business associates. Through a second phase of audits, which commenced for covered entities in July 2016, HHS focused on a review of policies and procedures adopted and employed by covered entities and their business associates to meet selected standards and implementation specifications of the HIPAA Privacy, Security, and Breach Notification Rules. An audit resulting in findings or allegations of noncompliance could have a material adverse effect on our results of operations, financial position and cash flows.

If we fail to comply with the extensive federal and state fraud and abuse laws, our business, reputation, results of operations, financial position and cash flows could be materially and adversely affected.

We, along with all other companies involved in public healthcare programs, are the subject of fraud and abuse investigations from time to time. The regulations and contractual requirements applicable to participants in these public sector programs are complex and subject to change. Violations of fraud and abuse laws applicable to us could result in civil monetary penalties, criminal fines and imprisonment, and/or exclusion from participation in Medicaid, Medicare, TRICARE, VA and other federal health care programs and federally funded state health programs. Fraud and abuse prohibitions encompass a wide range of activities, including kickbacks for referral of members, incorrect and unsubstantiated billing or billing for unnecessary medical services, improper marketing and violations of patient privacy rights. These fraud and abuse laws include the federal False Claims Act, which prohibits the known filing of a false claim or the known use of false statements to obtain payment from the federal government and the federal anti-kickback statute, which prohibits the payment or receipt of remuneration to induce referrals or recommendations of healthcare items or services. Many states have false claim act and anti-kickback statutes that closely resemble the federal False Claims Act and the federal anti-kickback statute. In addition, the Deficit Reduction Act of 2005 encouraged states to enact state-versions of the federal False Claims Act that establish liability to the state for false and fraudulent Medicaid claims and that provide for, among other things, claims to be filed by qui tam relators. Federal and state governments have made investigating and prosecuting healthcare fraud and abuse a priority. In the event we fail to comply with the extensive federal and state fraud and abuse laws, our business, reputation, results of operations, financial position and cash flows could be materially and adversely affected.

A failure in or breach of our operational or security systems or infrastructure, or those of third parties with which we do business, including as a result of cyber-attacks, could have an adverse effect on our business.

Information security risks have significantly increased in recent years in part because of the proliferation of new technologies, the use of the internet and telecommunications technologies to conduct our operations, and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties, including foreign state agents. Our operations rely on the secure processing, transmission and storage of confidential, proprietary and other information in our computer systems and networks.

Security breaches may arise from external or internal threats. External breaches include hacking personal information for financial gain, attempting to cause harm or interruption to our operations, or intending to obtain competitive information. We experience attempted external hacking or malicious attacks on a regular basis. We maintain a rigorous system of preventive and detective controls through our security programs; however, our prevention and detection controls may not prevent or identify all such attacks on a timely basis, or at all. Internal breaches may result from inappropriate security access to confidential information by rogue employees, consultants or third party service providers. Any security breach involving the misappropriation, loss or other unauthorized disclosure or use of confidential member information, financial data, competitively sensitive information, or other proprietary data, whether by us or a third party, could have a material adverse effect on our business reputation, financial condition, cash flows, or results of operations.

We may be unable to successfully integrate our business with Health Net and realize the anticipated benefits of the acquisition.

We completed the acquisition of Health Net on March 24, 2016. The success of the acquisition of Health Net will depend, in part, on our ability to successfully combine the businesses of the Company and Health Net and realize the anticipated benefits, including synergies, cost savings, growth in earnings, innovation and operational efficiencies, from the combination. If we are unable to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits may not be realized fully or at all, or may take longer to realize than expected and the value of our common stock may be harmed.

The integration of Health Net’s business with our existing business is a complex, costly and time-consuming process. We have not previously completed a transaction comparable in size or scope to the acquisition of Health Net. The integration of the two companies may result in material challenges, including, without limitation:

•	the diversion of management’s attention from ongoing business concerns and performance shortfalls as a result of the devotion of management’s attention to the integration;

•	managing a larger combined company;

•	maintaining employee morale and retaining key management and other employees;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	retaining existing business and operational relationships and attracting new business and operational relationships;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations;

•	coordinating geographically separate organizations;

•	unanticipated issues in integrating information technology, communications and other systems;

•	unanticipated changes in federal or state laws or regulations, including changes with respect to government healthcare programs, the ACA and any regulations enacted thereunder; and

•	unforeseen expenses or delays associated with the acquisition and/or integration.

Many of these factors will be outside of our control and any one of them could result in delays, increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially affect our financial position, results of operations and cash flows.

We have incurred substantial expenses related to the completion of the acquisition of Health Net and are incurring substantial expenses related to the integration of Health Net.

We are in the process of integrating a large number of processes, policies, procedures, operations, technologies and systems, including sales, pricing, and marketing, among other things. In addition, the businesses of Centene and Health Net will continue to maintain a presence in St. Louis, Missouri and Woodland Hills, California, respectively. The substantial majority of these costs will be non-recurring expenses related to the acquisition (including financing of the acquisition), facilities and systems consolidation costs. We may incur additional costs to maintain employee morale and to retain key employees. We are also incurring transaction fees and costs related to formulating integration plans for the combined business, and the execution of these plans may lead to additional unanticipated costs. These incremental transaction and acquisition-related costs may exceed the savings we expect to achieve from the elimination of duplicative costs and the realization of other efficiencies related to the integration of the businesses, particularly in the near term and in the event there are material unanticipated costs.

The market price of our common stock may decline as a result of significant acquisitions.

The market price of our common stock is generally subject to volatility, and there can be no assurances regarding the level or stability of our share price at any time. The market price of our common stock may decline as a result of acquisitions if, among other things, we are unable to achieve the expected growth in earnings, or if the operational cost savings estimates in connection with the integration of acquired businesses with ours are not realized, or if the transaction costs related to the acquisitions and integrations are greater than expected. The market price also may decline if we do not achieve the perceived benefits of the acquisitions as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the acquisitions acquired on our financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.

Our future results may be adversely impacted if we do not effectively manage our expanded operations following the completion of our acquisition of Health Net.

The size of our business following the acquisition of Health Net is significantly larger than the size of either Centene’s or Health Net’s respective businesses prior to the acquisition. Our ability to successfully manage the expanded business will depend, in part, upon management’s ability to design and implement strategic initiatives that address the increased scale and scope of the combined business with its associated increased costs and complexity. We will also have to manage our expanded operations in compliance with certain undertakings with regulators that were agreed to in connection with the approval of the acquisition. These undertakings require significant investments by us, may restrict or impose additional material costs on our future operations and strategic initiatives in certain geographies, and subject us to various enforcement mechanisms. There can be no assurances that we will be successful in managing our expanded operations or that we will realize the expected growth in earnings, operating efficiencies, cost savings and other benefits.

We have substantial indebtedness outstanding and may incur additional indebtedness in the future. Such indebtedness could reduce our agility and may adversely affect our financial condition.

As of December 31, 2017, we had consolidated indebtedness of approximately $4,699 million. We may further increase our indebtedness in the future. This increased indebtedness and higher debt-to-equity ratio will have the effect, among other things, of reducing our flexibility to respond to changing business and economic conditions and increasing borrowing costs.

Among other things, our revolving credit facility requires us to comply with various covenants that impose restrictions on our operations, including our ability to incur additional indebtedness, create liens, pay dividends, make investments or other restricted payments, sell or otherwise dispose of substantially all of our assets and engage in other activities. Our revolving credit facility also requires us to comply with a maximum leverage ratio and a minimum fixed charge coverage ratio. These restrictive covenants could limit our ability to pursue our business strategies. In addition, any failure by us to comply with these restrictive covenants could result in an event of default under the revolving credit facility and, in some circumstances, under the indentures governing our notes, which, in any case, could have a material adverse effect on our financial condition.

Our corporate documents and provisions of Delaware law may prevent a change in control or management that stockholders may consider desirable.

Section 203 of the Delaware General Corporation Law, laws of states in which we operate, and our certificate of incorporation and by-laws contain provisions that might enable our management to resist a takeover of our company. These provisions could have the effect of delaying, deferring, or preventing a change in control of Centene or a change in our management that stockholders may consider favorable or beneficial. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $             billion (or approximately $             billion if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriters’ discounts and commissions and estimated offering expenses.

We intend to use the net proceeds of this offering to finance a portion of the Cash Consideration payable in connection with the Proposed Fidelis Acquisition and to pay related fees and expenses. The balance of the financing in connection with the Cash Consideration for the Proposed Fidelis Acquisition could take any of several forms or any combination of them, including but not limited to the following: (i) we may incur additional indebtedness, including by way of credit facilities, loans or issuing senior notes in one or more Potential Debt Issuances; (ii) we may use cash on hand; and (iii) we may draw funds under the Bridge Facility. See “Description of the Proposed Fidelis Acquisition.”

This offering is not conditioned on the consummation of the Proposed Fidelis Acquisition, and we cannot assure you that the Proposed Fidelis Acquisition will be consummated on the terms described herein or at all. If the Proposed Fidelis Acquisition is not consummated, we intend to use the net proceeds of this offering for general corporate purposes, which may include acquisitions, share repurchases or debt repayment, and we will not have any obligation to repurchase any or all of our shares of common stock sold in this offering.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2018 on:

•	an actual basis;

•	an as adjusted basis giving effect to this offering, but without giving effect to the use of proceeds thereof or the Proposed Fidelis Acquisition and any related debt financing transactions; and

•	a pro forma as adjusted basis giving effect to the Acquisition Financing, the Proposed Fidelis Acquisition and the other adjustments set forth under “Unaudited Pro Forma Condensed Combined Financial Information of Centene and Fidelis Care” and this offering and the use of proceeds thereof.

You should read this table in conjunction with “Use of Proceeds” appearing elsewhere in this prospectus supplement, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and the accompanying notes, which are incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the three months ended March 31, 2018, and the consolidated financial statements and accompanying notes of Fidelis Care, incorporated in this prospectus supplement by reference from the Fidelis Form 8-Ks. You should also read this table in conjunction with the unaudited pro forma condensed combined financial information included in this prospectus supplement. You should not place undue reliance on the pro forma as adjusted information included in this prospectus supplement because this offering is not contingent upon any of the transactions reflected in the adjustments included in the following information.

	As of March 31, 2018
	Actual	As Adjusted	Pro Forma As Adjusted(1)
(in millions, except shares in thousands and per share data in dollars)
Cash and cash equivalents	$5,668	$	$

Short-term debt	$4	$	$
Long-term debt	5,172

Total debt	5,176

Redeemable noncontrolling interests(2)	8
Shareholders’ equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding, actual and as adjusted	—
Common stock, $0.001 par value; authorized 400,000 shares; 180,643 issued and 176,795 outstanding, actual; and issued and outstanding, as adjusted	—
Additional paid-in capital	4,592
Accumulated other comprehensive earnings	(54)
Retained earnings	3,104
Treasury stock, at cost (3,848 actual and as adjusted)	(139)

Total Centene stockholders’ equity	7,503

Noncontrolling interest	77

Total stockholders’ equity	7,580

Total capitalization	$12,756	$	$

(1)

Assumes (i) the Acquisition Consideration consists solely of Cash Consideration and no Share Consideration is issued and (ii) the Escrow Fund consists solely of cash and no Escrow Shares are issued. To the extent the Acquisition Consideration includes Share Consideration, the Cash Consideration will decrease by an equivalent amount. To the extent the Escrow Fund includes Escrow Shares, the cash in the Escrow Fund will decrease by an equivalent amount. If the maximum Share Consideration of $125.0 million and the maximum Escrow Shares of $375.0 million were issued, the pro forma as adjusted cash and cash equivalents, long-term indebtedness, total indebtedness and total Centene stockholders’ equity would be $ , $ , $ and $ , respectively. In addition, shares of our common stock would be issued and outstanding on a pro forma as adjusted basis.
(2)	As a result of put option agreements, noncontrolling interest is considered redeemable and is classified in the Redeemable Noncontrolling Interests section of the Consolidated Balance Sheets. Noncontrolling interest is initially measured at fair value using the binomial lattice model as of the acquisition date. We have elected to accrete changes in the redemption value through additional paid-in capital over the period from the date of issuance to the earliest redemption date following the effective interest method.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS

Our common stock is listed and traded on the NYSE under the symbol “CNC.” The following table sets forth, for the periods indicated, the high and low intra-day sale prices of our common stock as reported on the NYSE:

2016	High	Low
First Quarter	$68.42	$47.36
Second Quarter	$71.53	$55.60
Third Quarter	$75.57	$63.37
Fourth Quarter	$67.41	$50.00

2017	High	Low
First Quarter	$73.23	$56.00
Second Quarter	$85.80	$69.20
Third Quarter	$98.72	$79.06
Fourth Quarter	$104.65	$83.56

2018	High	Low
First Quarter	$112.42	$97.61
Second Quarter (through April 27, 2018)	$113.88	$104.28

The closing sale price of our common stock as reported on the NYSE on April 27, 2018 was $110.17 per share. For a description of our common stock, see “Description of Capital Stock” in the accompanying prospectus and our certificate of incorporation, which is incorporated herein by reference.

Dividend Policy

We have never declared any cash dividends on our shares of common stock and currently anticipate that we will retain any future earnings for the development, operation and expansion of our business.

DESCRIPTION OF THE PROPOSED FIDELIS ACQUISITION

On September 12, 2017, we entered into an Asset Purchase Agreement with Fidelis Care. The consummation of the Proposed Fidelis Acquisition is subject to regulatory approvals and customary closing conditions. As part of the regulatory approval process, it is expected that we will enter into certain undertakings with the New York State Department of Health. The undertakings are anticipated to contain various commitments by us that will be effective upon completion of the Proposed Fidelis Acquisition. It is expected that one of the undertakings, among others, will include a $340 million contribution by us to the State of New York to be paid over a five-year period for initiatives consistent with our mission of providing high quality healthcare to vulnerable populations within New York State.

Additionally, upon the closing of the Proposed Fidelis Acquisition, Fidelis Care will operate as a for-profit health insurer in New York, subject to customary premium taxes and fees, anticipated to result in not less than $160 million of additional revenues for the State of New York.

The Proposed Fidelis Acquisition remains subject to regulatory approval from the New York Attorney General and certain closing conditions. We expect the Proposed Fidelis Acquisition to close on or about July 1, 2018. We cannot assure you that we will be able to consummate the Proposed Fidelis Acquisition on a timely basis or at all.

The Asset Purchase Agreement

The following summary of the Asset Purchase Agreement is not complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Asset Purchase Agreement (including the definitions of terms used therein). You should read the Asset Purchase Agreement for provisions that may be important to you. A copy of the Asset Purchase Agreement was filed as Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on September 12, 2017, which is incorporated by reference herein. See “Where You Can Find More Information” in this prospectus supplement.

On September 12, 2017, we entered into the Asset Purchase Agreement with Fidelis to acquire the Acquired Assets and assume certain liabilities of Fidelis Care. The Asset Purchase Agreement provides, among other things, that upon the terms and subject to the conditions set forth therein, the Buyer will purchase the Acquired Assets for a total of $3.75 billion, subject to certain closing and post-closing adjustments, as described in the Asset Purchase Agreement. The composition of the Acquisition Consideration, as between Cash Consideration and Share Consideration, if any, that Fidelis Care will receive in the Proposed Fidelis Acquisition is variable under the Asset Purchase Agreement, subject to the Share Consideration Election Amount.

Subject to certain limitations in the Asset Purchase Agreement, we have the option to fund up to $500.0 million of the Acquisition Consideration in our common stock, of which (i) up to $125.0 million may consist of Share Consideration and (ii) up to $375.0 million may be used to fund the Escrow Fund. The number of shares of our common stock comprising the Share Consideration Election Amount, if any, and/or the Escrow Share Amount, if any, will be determined by dividing (i) such amount by (ii) the average price of our common stock over the five consecutive trading days preceding the date that is two trading days prior to the closing of the Proposed Fidelis Acquisition.

The Acquisition Consideration that Fidelis Care will receive at the closing of the Proposed Fidelis Acquisition will be reduced by, among other things, the $375.0 million Escrow Fund. To the extent we elect to fund any of the Escrow Fund with Escrow Shares, we are required to liquidate such Escrow Shares for cash no later than the Escrow Share Liquidation Date. Fidelis Care will receive only cash proceeds from the Escrow Fund, reduced by any post-closing indemnification claims. To the extent that the value of the Escrow Fund exceeds $375.0 million at the Escrow Share Liquidation Date, we will be entitled to retain any such excess.

Likewise, to the extent that the value of the Escrow Fund is less than $375.0 million at the Escrow Share Liquidation Date, we will be required to fund any such deficit.

As part of the regulatory approval process, it is expected that we will enter into certain undertakings with the New York State Department of Health. The undertakings are anticipated to contain various commitments by us that will be effective upon completion of the Proposed Fidelis Acquisition. It is expected that one of the undertakings, among others, will include a $340.0 million contribution by us to the State of New York to be paid over a five-year period for initiatives consistent with our mission of providing high quality healthcare to vulnerable populations within New York State.

Additionally, upon the closing of the Proposed Fidelis Acquisition, Fidelis Care will operate as a for-profit health insurer in New York, subject to customary premium taxes and fees, anticipated to result in not less than $160.0 million of additional revenues for the State of New York.

Key reasons for acquiring the Acquired Assets in the Proposed Fidelis Acquisition include:

•	expanding Centene’s national leadership in government sponsored healthcare with a leadership position in New York, the country’s second largest managed care state by membership;

•	creating profitable growth opportunities across all product lines;

•	providing the opportunity to further drive shareholder and member value by leveraging Centene’s capabilities, including management platforms and analytical tools, to build on the existing capabilities of Fidelis Care; and

•	delivering on the mission of transforming the health of the community, one person at a time.

The Proposed Fidelis Acquisition remains subject to regulatory approval from the New York Attorney General and certain closing conditions. We expect the Proposed Fidelis Acquisition to close on or about July 1, 2018. We cannot assure you that we will be able to consummate the Proposed Fidelis Acquisition on a timely basis or at all. See “Risk Factors—Risks Related to the Proposed Fidelis Acquisition.” This offering is not conditioned on the consummation of the Proposed Fidelis Acquisition.

Financing of the Proposed Fidelis Acquisition

In addition to this offering, we expect to obtain or otherwise incur additional financing for the Proposed Fidelis Acquisition as described below.

Subsequent Financing

In addition to the cash raised through this offering, we plan to raise cash through the Debt Financing, in order to finance a portion of the Cash Consideration payable in connection with the Proposed Fidelis Acquisition and to pay related fees and expenses. Any Debt Financing may be made by one or more finance subsidiaries of Centene and the net proceeds of the Debt Financing may be placed into escrow pending completion of the Proposed Fidelis Acquisition. We cannot assure you that we will commence or complete the Debt Financing and this offering is not conditioned on the closing of the Debt Financing or the consummation of the Proposed Fidelis Acquisition. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities that may be offered in the Debt Financing. See “Summary—Recent Developments”.

Bridge Commitment

On September 12, 2017, in connection with the execution of the Asset Purchase Agreement, we entered into the Bridge Commitment Letter with the Bridge Commitment Parties, pursuant to which the Bridge Commitment

Parties have committed to provide the Bridge Facility for a total amount of $3.750 billion for the purpose of funding: (i) the Cash Consideration for the Proposed Fidelis Acquisition (ii) prepay existing indebtedness of Fidelis Care and its subsidiaries, (iii) the fees, commissions and expenses incurred in connection with the transactions contemplated by the Asset Purchase Agreement and (iv) finance ongoing working capital requirements and other general corporate purposes. The commitments in respect of the Bridge Facility will be automatically reduced, subject to certain exceptions and limitations, on a dollar-for-dollar basis by (i) the gross cash proceeds from this offering, (ii) the aggregate principal amount of the Debt Financing, if any, issued on or prior to the closing date of the Proposed Fidelis Acquisition, (iii) the aggregate gross proceeds of any other debt or equity issuance or financing completed for the purpose of financing the Proposed Fidelis Acquisition or refinancing all or a portion of the outstanding amounts under the Bridge Facility and (iv) the amount of any Share Consideration and Escrow Shares. The financing commitments of the Bridge Commitment Parties are currently undrawn and are subject to various conditions set forth in the Bridge Commitment Letter.

Revolving Credit Facility

On December 14, 2017, we amended and restated the Credit Agreement to provide for the Revolving Credit Facility. We may use the Revolving Credit Facility to finance a portion of the Cash Consideration payable in connection with the Proposed Fidelis Acquisition and to pay related fees and expenses.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF

CENTENE AND FIDELIS CARE

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2018 and for the year ended December 31, 2017, combine the historical consolidated statements of operations of Centene and Fidelis Care, giving effect to the Acquisition Financing (including this offering) and the Proposed Fidelis Acquisition as if they each had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of March 31, 2018, combines the historical consolidated balance sheets of the Company and Fidelis Care, giving effect to the Acquisition Financing (including this offering) and the Proposed Fidelis Acquisition, each as more fully described in Note 1 below, as if they each had occurred on March 31, 2018. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Proposed Fidelis Acquisition, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical consolidated financial statements and accompanying notes, which are incorporated by reference into this prospectus supplement:

•	separate historical unaudited interim financial statements of the Company as of and for the three months ended March 31, 2018, and the related notes included in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2018, incorporated by reference herein;

•	separate historical unaudited interim financial statements of Fidelis Care as of and for the three months ended March 31, 2018, and the related notes, incorporated by reference herein;

•	separate historical audited financial statements of the Company as of and for the year ended December 31, 2017, and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, incorporated by reference herein; and

•	separate historical audited financial statements of Fidelis Care as of and for the year ended December 31, 2017, and the related notes, incorporated by reference herein.

The unaudited pro forma condensed combined financial information has been prepared by us using the acquisition method of accounting in accordance with GAAP. We have been treated as the acquirer in the Proposed Fidelis Acquisition for accounting purposes. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The consummation of the Proposed Fidelis Acquisition remains subject to the satisfaction of customary closing conditions, including the receipt of regulatory approval, and there can be no assurance that the Proposed Fidelis Acquisition will occur on or before a certain time, on the terms described herein, or at all. This offering, the Proposed Fidelis Acquisition or any other financing transaction are not conditioned upon each other. In addition, under certain relevant laws and regulations, before completion of the Proposed Fidelis Acquisition, there are certain limitations regarding what we can learn about Fidelis Care. Until the Proposed Fidelis Acquisition is completed, we will not have complete access to all relevant information. The assets and liabilities of Fidelis Care have been measured based on various preliminary estimates using assumptions that we believe are reasonable based on information that is currently available. Differences between these preliminary estimates and the final acquisition accounting may occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the SEC.

We intend to commence the necessary valuation and other studies required to complete the acquisition accounting promptly upon completion of the Proposed Fidelis Acquisition and will finalize the acquisition accounting as soon as practicable within the required measurement period in accordance with ASC 805, but in no event later than one year following completion of the Proposed Fidelis Acquisition.

The unaudited pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable. The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is based on assumptions and estimates considered appropriate by our management; however, it is not necessarily indicative of our financial position or results of operations that would have been achieved had the pro forma events taken place on the dates indicated, or of the future consolidated results of operations or of the financial position of the combined company. You should not place undue reliance on the summary unaudited pro forma condensed combined financial information in deciding whether or not to purchase our common stock.

Management expects that the strategic and financial benefits of the Proposed Fidelis Acquisition will result in certain cost savings opportunities. However, given the preliminary nature of those cost savings, they have not been reflected in the accompanying unaudited pro forma condensed combined statements of operations for either period. For a discussion of risks related to anticipated cost savings, see “Risk Factors—Risks Relating to the Combined Company after Completion of the Proposed Fidelis Acquisition—The combined company may be unable to successfully integrate the business of Centene and the assets acquired in the Fidelis Acquisition and realize the anticipated benefits of the Proposed Fidelis Acquisition.”

	Year Ended December 31, 2017
(in millions, except per share data in dollars and shares in thousands)	Centene	Fidelis Care	Pro Forma Adjustments (Note 6)			Pro Forma Combined
Unaudited Pro Forma Condensed Combined Statement of Operations
Revenues:
Premium	$43,353	$9,718	$18	(a	)	$53,089
Service	2,267	—	—			2,267

Premium and service revenues	45,620	9,718	18			55,356
Premium tax	2,762	—	157	(a	)	2,919

Total revenues	48,382	9,718	175			58,275

Expenses:
Medical costs	37,851	8,878	—			46,729
Cost of services	1,847	—	—			1,847
Selling, general and administrative expenses	4,446	576	—			5,022
Amortization of acquired intangible assets	156	—	77	(c	)	233
Premium tax expense	2,883	—	175	(a	)	3,058

Total operating expenses	47,183	9,454	252			56,889

Earnings from operations	1,199	264	(77)			1,386
Other income (expense):
Investment and other income	190	90	(20)	(d	)	260
Interest expense	(255)	(2)	(91)	(e	)	(348)

Earnings from operations before income tax expense	1,134	352	(188)			1,298
Income tax expense	326	—	61	(f	)	387

Net earnings	808	352	(249)			911
Loss attributable to noncontrolling interests	20	—	—			20

Net earnings attributable to common stockholders	$828	$352	$(249)			$931

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$4.80					$4.74
Diluted earnings per common share	$4.69					$4.64
Weighted average number of common shares outstanding:
Basic	172,427		23,853	(g	)	196,280
Diluted	176,702		23,853	(g	)	200,555

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 6. Income Statement Pro Forma Adjustments, beginning on page S-56 of this prospectus supplement.

(in millions, except per share data in dollars and shares in thousands)	Three Months Ended March 31, 2018
	Centene	Fidelis Care	Pro Forma Adjustments (Note 6)		Pro Forma Combined
Unaudited Pro Forma Condensed Combined Statement of Operations
Revenues:
Premium	$11,903	$2,618	$6	(a)	$14,527
Service	653	—	—		653

Premium and service revenues	12,556	2,618	6		15,180
Premium tax and health insurer fee	638	—	92	(a),(b)	730

Total revenues	13,194	2,618	98		15,910

Expenses:
Medical costs	10,039	2,362	—		12,401
Cost of services	543	—	—		543
Selling, general and administrative expenses	1,316	164	—		1,480
Amortization of acquired intangible assets	39	—	19	(c)	58
Premium tax expense	546	—	45	(a)	591
Health insurer fee expense	171	—	41	(b)	212

Total operating expenses	12,654	2,526	105		15,285

Earnings from operations	540	92	(7)		625
Other income (expense):
Investment and other income	41	2	—	(d)	43
Interest expense	(68)	(1)	(23)	(e)	(92)

Earnings from operations before income tax expense	513	93	(30)		576
Income tax expense	175	—	24	(f)	199

Net earnings	338	93	(54)		377
Loss attributable to noncontrolling interests	2	—	—		2

Net earnings attributable to common stockholders	$340	$93	$(54)		$379

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$1.95				$1.92
Diluted earnings per common share	$1.91				$1.88
Weighted average number of common shares outstanding:
Basic	173,921		23,853	(g)	197,774
Diluted	177,690		23,853	(g)	201,543

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 6. Income Statement Pro Forma Adjustments, beginning on page S-56 of this prospectus supplement.

(in millions, except shares in thousands)	As of March 31, 2018
	Centene	Fidelis Care	Pro Forma Adjustments (Note 7)		Pro Forma Combined
Unaudited Pro Forma Condensed Combined Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$5,668	$2,824	$(652)	(a)	$7,840
Premium and trade receivables	3,648	221	—		3,869
Short-term investments	507	776	(115)	(a)	1,168
Other current assets	1,153	231	92	(f)	1,476

Total current assets	10,976	4,052	(675)		14,353
Long-term investments	5,535	—	—		5,535
Restricted deposits	140	492	—		632
Property, software and equipment, net	1,250	207	(139)	(a)	1,318
Goodwill	5,295	16	1,358	(b)	6,669
Intangible assets, net	1,519	—	1,000	(c)	2,519
Other long-term assets	455	—	—		455

Total assets	$25,170	$4,767	$1,544		$31,481

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS, STOCKHOLDERS’ EQUITY AND NET ASSETS
Current liabilities:
Medical claims liability	$4,771	$1,353	$—		$6,124
Accounts payable and accrued expenses	4,962	1,003	441	(a),(c),(f)	6,406
Return of premium payable	515	—	—		515
Unearned revenue	638	114	—		752
Current portion of long-term debt	4	14	(14)	(a)	4

Total current liabilities	10,890	2,484	427		13,801
Long-term debt	5,172	68	1,180	(a),(d),(e)	6,420
Other long-term liabilities	1,520	—	—		1,520

Total liabilities	17,582	2,552	1,607		21,741
Commitments and contingencies:
Redeemable noncontrolling interests	8	—	—		8
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock(1)	—	—	—		—
Additional paid-in capital	4,592	—	2,468	(e)	7,060
Accumulated other comprehensive (loss)	(54)	—	—		(54)
Retained earnings	3,104	—	(316)	(f)	2,788
Treasury stock, at cost	(139)	—	—		(139)

Total stockholders’ equity attributable to common stockholders	7,503	—	2,152		9,655
Noncontrolling interest	77	—	—		77

Total stockholders’ equity	7,580	—	2,152		9,732

Net assets		$2,215	$(2,215)	(g)

Total liabilities, redeemable noncontrolling interests, stockholders’ equity and net assets	$25,170	$4,767	$1,544		$31,481

(1)	On a historical basis, share information of the Company is as follows: 400,000 shares authorized; 180,643 shares issued and outstanding. On a pro forma combined basis, share information is as follows: 400,000 shares authorized; 204,496 shares issued and outstanding.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 7. Balance Sheet Pro Forma Adjustments, beginning on page S-58 of this prospectus supplement.

NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

(UNAUDITED)

1. Description of Transaction

On September 12, 2017, we entered into the Asset Purchase Agreement with Fidelis Care to purchase the Acquired Assets and assume certain of the liabilities of Fidelis Care. The Asset Purchase Agreement provides, among other things, that upon the terms and subject to the conditions set forth therein, the Buyer will purchase the Acquired Assets for a total of $3.750 billion, subject to certain closing and post-closing adjustments, comprised of the Acquisition Consideration. The composition of the Acquisition Consideration, between Cash Consideration and Share Consideration, if any, that Fidelis Care will receive in the Proposed Fidelis Acquisition is variable under the Asset Purchase Agreement, subject to the Share Consideration Election Amount.

Under the terms of the Asset Purchase Agreement, no later than five business days prior to the closing of the Proposed Fidelis Acquisition, we may elect to deliver Acquisition Consideration that consists of (1) solely Cash Consideration or (2) a combination of Cash Consideration and Share Consideration. Subject to certain limitations set forth in the Asset Purchase Agreement, we have the option to fund up to $500.0 million of the Acquisition Consideration in our common stock, of which (i) up to $125.0 million may be used to fund the Acquisition Consideration payable at the closing of the Proposed Fidelis Acquisition (such amount, if any, the “Share Consideration Election Amount” and such shares, the “Share Consideration”) and (ii) up to $375.0 million may be used to fund the Escrow Fund (as defined below) (such amount, the “Escrow Share Amount” and such shares, the “Escrow Shares”). The number of shares of our common stock comprising the Share Consideration Election Amount, if any, and/or the Escrow Share Amount, if any, will be determined by dividing (i) such amount by (ii) the average price of our common stock over the five consecutive trading days preceding the date that is two trading days prior to the closing of the Proposed Fidelis Acquisition. The amount of Cash Consideration that Fidelis Care will receive as Acquisition Consideration is equal to (a) $3.750 billion minus (b) the Share Consideration Election Amount, subject to a working capital adjustment.

The amount of Cash Consideration that Fidelis Care will receive at the closing of the Proposed Fidelis Acquisition will be further reduced by, among other things, the Escrow Fund. No later than five business days prior to the closing of the Proposed Fidelis Acquisition, we may elect the composition of the Escrow Fund, being any combination of cash and Escrow Shares up to $375.0 million. Any Escrow Shares included in the Escrow Fund will be liquidated prior to final settlement of the Escrow Fund’s proceeds and will not be delivered to Fidelis Care. Fidelis Care will receive only cash proceeds from the Escrow Fund. To the extent that the value of the Escrow Fund exceeds $375.0 million at final settlement, we will be entitled to retain any such surplus. Likewise, to the extent that the value of the Escrow Fund is less than $375.0 million at final settlement or the amount due to be delivered to Fidelis Care taking into account post-closing indemnification claims, as applicable, the Company will be required to fund any such deficit.

For pro forma purposes only, it is assumed that the Acquisition Consideration will consist solely of Cash Consideration and the Escrow Fund will consist solely of cash. The final value of the Acquisition Consideration for accounting purposes will ultimately be based on our election of Share Consideration and Escrow Shares. Accordingly, the Acquisition Consideration could change materially.

We cannot assure you that we will be able to consummate the Proposed Fidelis Acquisition on a timely basis or at all. See “Risk Factors—Risks Related to the Proposed Fidelis Acquisition.” This offering is not conditioned on the consummation of the Proposed Fidelis Acquisition.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of the Company and Fidelis Care. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC 820, Fair Value Measurements.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 requires that the consideration transferred be measured at the date the Proposed Fidelis Acquisition is completed at the then-current market price.

ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, the Company may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect the Company’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded, as of completion of the Proposed Fidelis Acquisition, primarily at their respective fair values and added to those of the Company. Financial statements and reported results of operations of the Company issued after completion of the Proposed Fidelis Acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Fidelis Care.

Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal, accounting, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by the Company are estimated to be approximately $408 million, of which $15 million had been incurred as of March 31, 2018. Acquisition-related transaction costs expected to be incurred by the Company include estimated fees related to a bridge financing commitment agreement and other advisory fees associated with the transaction as well as certain anticipated undertakings with the New York State Department of Health. Those costs are reflected in the unaudited pro forma condensed combined balance sheet as an increase to accrued expenses and other current liabilities, with the related tax benefits reflected as an increase in other current assets and the after tax impact presented as a decrease to retained earnings.

The unaudited pro forma condensed combined financial statements do not reflect the projected realization of any anticipated cost savings following completion of the Proposed Fidelis Acquisition. These potential cost savings opportunities are expected to arise from network and medical management savings, as well as administrative cost savings. The unaudited pro forma condensed combined financial statements do not reflect projected pretax restructuring and integration charges associated with the projected cost savings.

3. Accounting Policies

At completion of the Proposed Fidelis Acquisition, the Company will review Fidelis Care’s accounting policies to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to the Company’s accounting policies and classifications. As a result of that review, the Company may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, the Company is not aware of any differences that would have a material impact on the combined financial statements. The unaudited pro forma condensed combined financial statements assume there are no material differences in accounting policies.

4. Estimate of Consideration Expected to be Transferred

For pro forma purposes only, it is assumed that the Acquisition Consideration will consist solely of Cash Consideration and the Escrow Fund will consist solely of cash. The final value of the Acquisition Consideration for accounting purposes will ultimately be based on our election of Share Consideration and Escrow Shares. Accordingly, the Acquisition Consideration and its related allocation to the underlying net assets of Fidelis Care could change materially.

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of Fidelis Care:

Estimated Fair Value
Consideration Transferred:
Cash	$3,750
Centene Common Stock	—

Estimate of Total Consideration Expected to be Transferred(a)	$3,750

(a)	The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent the actual consideration that will be transferred when the Proposed Fidelis Acquisition is completed. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the date the Proposed Fidelis Acquisition is completed at the then-current market price.

5. Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by the Company in the Proposed Fidelis Acquisition, reconciled to the estimate of total consideration expected to be transferred:

As of March 31, 2018
Assets Acquired and Liabilities Assumed:
Net book value of net assets acquired	$1,392
Less: historical goodwill	(16)

Adjusted book value of net assets acquired	$1,376
Goodwill(a)	1,374
Identified intangible assets(b)	1,000
Adjustment to property and equipment(c)	—

Consideration transferred	$3,750

(a)	Goodwill is calculated as the difference between the acquisition date fair value of the total consideration expected to be transferred and the aggregate values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

(b)	As of completion of the Proposed Fidelis Acquisition, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all assets will be used, and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved.

The fair value of identifiable intangible assets is determined primarily using variations of the “income approach,” which is based on the present value of the future after tax cash flows attributable to each identified intangible asset. Other valuation methods, including the market approach and cost approach, are also considered in estimating the fair value. Under the Hart-Scott-Rodino Antitrust Improvements Act and other relevant laws and regulations, there are significant limitations on the Company’s ability to obtain specific information about the Fidelis Care intangible assets prior to completion of the Proposed Fidelis Acquisition.

At this time, the Company does not have sufficient information as to the amount, timing and risk of cash flows of all of Fidelis Care’s identifiable intangible assets to determine their fair value. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue and profitability); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset. However, for purposes of these unaudited pro forma condensed combined financial statements and using publicly available information, such as historical revenues, Fidelis Care’s cost structure, industry information for comparable intangible assets and certain other high-level assumptions, the fair value of Fidelis Care’s identifiable intangible assets and their weighted-average useful lives have been estimated as follows:

	Estimated Fair Value	Estimated Useful Life (Years)
State and Federal Contracts	$800
Trademarks / trade names	120
Provider networks	80

Total	$1,000	13

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once the Company has full access to information about Fidelis Care’s intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated useful lives of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to the Company only upon access to additional information and/or by changes in such factors that may occur prior to completion of the Proposed Fidelis Acquisition. These factors include, but are not limited to, changes in the regulatory, legislative, legal, technological and competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable Fidelis Care intangible assets and/or to the estimated weighted-average useful lives from what the Company has assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to the Company’s estimate of associated amortization expense.

(c)

As of completion of the Proposed Fidelis Acquisition, property and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. The Company does not have sufficient information at this time as to the specific nature, age, condition or location of Fidelis Care’s property and equipment, and the Company does not know the appropriate valuation premise, in-use or in-exchange, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants. All of these elements can cause differences between fair value and net book value. Accordingly, for the purposes of these unaudited pro forma condensed combined financial statements, the Company has assumed that the current Fidelis Care book values represent the best estimate of fair value.

This estimate is preliminary and subject to change and could vary materially from the actual value on the date the Proposed Fidelis Acquisition is completed.

6. Income Statement Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Estimate of Consideration Expected to be Transferred; and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	Prior to the Proposed Fidelis Acquisition, Fidelis Care was a not-for-profit entity, not subject to the premium tax expense. The Company’s estimates of premium revenue, premium tax revenue and premium tax expense are as follows:

	Three Months Ended March 31, 2018	Year Ended December 31, 2017
Premium revenue	$6	$18
Premium tax revenue	39	157
Premium tax expense	45	175

(b)	The Company estimates certain Fidelis Care revenues will be subject to the Health Insurer fee following the first year of the closing of the Proposed Fidelis Acquisition. The Company’s estimates of health insurer fee revenue and health insurer fee expense are as follows:

Three Months Ended March 31, 2018
Health insurer fee revenue	53
Health insurer fee expense	41

(c)	To record intangible amortization expense, as follows:

	Three Months Ended March 31, 2018	Year Ended December 31, 2017
Estimated intangible asset amortization expense (*)	$19	$77

(*)	Assumes an estimated $1.0 billion of finite-lived intangibles and a weighted average amortization period of 13 years (Refer to Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed).

(d)	The Company estimates reduced investment income to reflect lower investment balances associated with the acquired assets. The estimated reduction is as follows:

	Three Months Ended March 31, 2018	Year Ended December 31, 2017
Estimated investment income reduction	$—	$(20)

(e)	The Company estimates the following adjustments to interest expense associated with debt incurred to finance the Proposed Fidelis Acquisition:

•

Additional interest expense of approximately $22 million in the three months ended March 31, 2018 and $88 million in the year ended December 31, 2017, based on approximately $1.6 billion of long term fixed-rate indebtedness the Company expects to incur to finance a portion of the Cash Consideration payable in connection with the Proposed Fidelis Acquisition and to pay related fees and expenses. The calculation of interest expense on the long-term indebtedness assumes maturity tranches between eight and 10 years and an estimated weighted average annual interest rate of 5.5%. If interest rates were to increase or decrease by 0.5% from the rates assumed in estimating this pro forma adjustment to interest expense, pro forma interest expense could increase or decrease by $2 million in the three months ended March 31, 2018 and $8 million in the year ended December 31, 2017. If the Company were to increase or decrease the amount of indebtedness incurred by $500 million, the pro forma interest expense would increase or decrease by $7 million in the three months ended March 31, 2018 and $28 million in the year ended December 31, 2017.

•	The Company estimates additional interest expense of approximately $1 million for the three months ended March 31, 2018 and $3 million for the year ended December 31, 2017, related to the amortization of debt issuance costs associated with the approximately $1.6 billion of long-term indebtedness the Company expects to incur to finance a portion of the Cash Consideration payable in connection with the Proposed Fidelis Acquisition and to pay related fees and expenses. Issuance costs related to such long-term indebtedness are assumed to be amortized over an estimated weighted average term of approximately nine years.

(f)	The Company assumed blended tax rates of 38% and 37% for 2018 and 2017, respectively, when estimating the tax impact of the acquisition, representing the federal and state tax rates. The effective tax rate of the combined company could be significantly different depending upon post-acquisition activities of the combined company.

(g)	The Company estimates increased basic and diluted shares outstanding of 23,853 thousand for the three months ended March 31, 2018 and for the year ended December 31, 2017, related to equity issued to finance the Proposed Fidelis Acquisition, assuming approximately $2.6 billion is issued in this offering at $109.00 per share (closing stock price on April 26, 2018) and no additional equity is issued to fund the purchase price, including as share consideration.

The shares calculated above and those used in the unaudited pro forma condensed combined statements included herein are based on the assumed stock price of $109.00 per share. The table below depicts a sensitivity analysis assuming a $5.00 and $10.00 increase or decrease of the closing price of Centene stock and the resulting estimated shares to be issued at the adjusted stock price as well as the corresponding pro forma diluted earnings per share.

	Sensitivity Analysis
Assumed stock price (in dollars)	$99.00	$104.00	$114.00	$119.00
Corresponding number of shares to be issued (in thousands)	26,263	25,000	22,807	21,849

Corresponding diluted earnings per common share (in dollars):
Year Ended December 31, 2017
Diluted earnings per common share	$4.59	$4.62	$4.67	$4.69

Three Months Ended March 31, 2018
Diluted earnings per common share	$1.86	$1.87	$1.89	$1.90

7. Balance Sheet Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Estimate of Consideration Expected to be Transferred; and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	To eliminate assets not acquired and liabilities not assumed, as follows:

Assets
Cash and cash equivalents	$(652)
Short-term investments	(115)
Property, software and equipment	(139)
Liabilities
Accounts payable and accrued expenses	(1)
Short-term debt	(14)
Long-term debt	(68)

Total, net	$(823)

(b)	To adjust goodwill to an estimate of acquisition-date goodwill, as follows:

Eliminate Fidelis Care’s historical goodwill	$(16)
Estimated transaction goodwill	1,374

Total	$1,358

(c)	To record intangible assets to an estimate of fair value of $1.0 billion and to record an employee benefit liability at an estimated fair value of $34 million.

(d)	The Company assumes approximately $1.6 billion of long-term indebtedness is issued to finance a portion of the Cash Consideration payable in connection with the Proposed Fidelis Acquisition and to pay related fees and expenses and incur debt issuance costs of $24 million.

(e)	The Company assumes approximately $2.6 billion of equity securities is issued to finance a portion of the Cash Consideration payable in connection with the Proposed Fidelis Acquisition, to pay down $328 million of the revolving credit facility balance, and to pay related fees and expenses and incur equity issuance costs of $132 million.

(f)	To record estimated acquisition-related transaction costs:

•	Total acquisition-related transaction costs estimated to be incurred by the Company are approximately $408 million and are recorded as an increase to accrued liabilities. Pursuant to requirements for the preparation of pro forma financial information under Article 11 of Regulation S-X, these acquisition-related transaction costs are not included in the pro forma condensed combined statements of operations.

•	Estimated current tax asset for acquisition-related transaction costs of $92 million.

•	Retained earnings adjustment for the after-tax transaction costs incurred of $316 million.

(g)	To eliminate Fidelis Care’s historical net assets of $2.2 billion.

U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of our common stock acquired in this offering by a Non-U.S. Holder (as defined below) as of the date hereof. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service (“IRS”), each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this summary.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, neither a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) nor any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. A holder of our common stock that is a partnership and partners in such a partnership are urged to consult their tax advisors about the U.S. federal income tax considerations applicable to them in their particular circumstances.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to particular Non-U.S. Holders in light of their individual circumstances, including Non-U.S. Holders that are subject to special rules, such as U.S. expatriates, banks or other financial institutions, insurance companies, brokers or dealers in securities or currencies, traders that elect to mark-to-market their securities, controlled foreign corporations, passive foreign investment companies, Non-U.S. Holders subject to the alternative minimum tax, or Non-U.S. Holders who hold shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment. Such Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and non-U.S. tax considerations applicable to the ownership and disposition of our common stock that may be relevant to them.

This summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax imposed on certain net investment income. In addition, this summary applies only to Non-U.S. Holders that hold our common stock as a capital asset within the meaning of the Code (generally, property held for investment purposes).

EACH NON-U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO IT OF OWNING AND DISPOSING OF OUR COMMON STOCK.

Distributions on Common Stock

Distributions with respect to our common stock will generally be treated as dividend income to the extent such distributions are paid from our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. If a distribution exceeds our current and accumulated earnings and profits, the excess will generally be treated first as a return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in our common stock (and will reduce the Non-U.S. Holder’s basis in such common stock) and thereafter as capital gain from the sale or exchange of such common stock, subject to the tax treatment described below in “—Sale, Exchange, or Other Taxable Disposition of Common Stock.” Generally, the gross amount of dividends paid to Non-U.S. Holders will be subject to withholding of U.S. federal income tax at a rate of 30% or at a lower rate if an applicable income tax treaty so provides and we (or our agent) have received proper certification as to the application of that treaty.

Dividends that are “effectively connected” with a Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Holder) are generally subject to U.S. federal income tax on a net basis at regular graduated rates, in the same manner as if the Non-U.S. Holder were a United States person (as defined in the Code), and are exempt from the 30% withholding tax described above, provided that certain certification requirements are satisfied. Any such effectively connected dividends received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

To claim the benefits of an applicable income tax treaty or an exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, a Non-U.S. Holder will generally be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (if the holder is claiming the benefits of an income tax treaty) or IRS Form W-8ECI (for income effectively connected with the conduct of a trade or business in the United States) or other suitable form. A Non-U.S. Holder eligible for a reduced rate of withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the specific manner of claiming the benefits of the treaty.

Sale, Exchange, or Other Taxable Disposition of Common Stock

Subject to the discussion below on backup withholding and Foreign Account Tax Compliance Act withholding, a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax with respect to gain realized on the sale, exchange, or other taxable disposition of our common stock, unless:

•	in the case of a Non-U.S. Holder that is a non-resident alien individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale, exchange, or other taxable disposition, and certain other conditions are met;

•	the gain is “effectively connected” with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable treaty, the gain is attributable to a U.S. permanent establishment of such Non-U.S. Holder); or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of such sale, exchange, or other taxable disposition or the period that such Non-U.S. Holder held such common stock and either (a) our common stock was not treated as regularly traded on an established securities market during a relevant period in the calendar year in which the sale, exchange, or other taxable disposition occurs, or (b) such Non-U.S. Holder owns or owned (actually or constructively) more than 5% of our common stock at any time during the shorter of the two periods described above.

We believe that we have not been and are not, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

If gain realized on the sale, exchange, or other taxable disposition of our common stock is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such Non-U.S. Holder), such Non-U.S. Holder will generally be subject to U.S. federal income tax on the net gain from the disposition of our common stock at regular graduated rates in the same manner as if such Non-U.S. Holder were a United States person as defined in the Code. In the case of a Non-U.S. Holder that is a foreign corporation, such gain may also be subject to an additional branch profits tax rate of 30% (or a lower applicable treaty rate). If a Non-U.S. Holder is an individual that is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, the Non-U.S. Holder will generally be subject to U.S. federal income tax at a rate of 30% (unless otherwise provided by an applicable treaty) on any capital gain recognized on the disposition of our common stock, which may be offset by certain U.S.-source capital losses.

Foreign Account Tax Compliance Act

Withholding at a rate of 30% will generally be required in certain circumstances on dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, shares of our common stock held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities or (iii) qualifies for an exemption. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, our common stock held by a Non-U.S. Holder that is a non-financial non-U.S. entity that does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (x) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (y) provides certain information regarding the entity’s “substantial United States owners,” which information the applicable withholding agent will be required in turn to provide to the U.S. Department of Treasury. Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in our common stock.

Information reporting and backup withholding

Non-U.S. Holders will generally be required to comply with certain certification procedures to establish that they are not U.S. persons in order to avoid backup withholding with respect to dividends paid to such Non-U.S. Holders on our common stock or, depending on the circumstances, the proceeds received by such Non-U.S. Holders on the sale, exchange, or other taxable disposition of our common stock. In addition, we are required to report annually to the IRS and to each Non-U.S. Holder the amount of any dividends paid to such Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of the information returns reporting such dividends and the amount withheld may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Non-U.S. Holders will generally be required to comply with certain certification procedures to establish that they are not U.S. persons in order to avoid information reporting with respect to proceeds received by such Non-U.S. Holders on the sale, exchange, or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related financial intermediaries.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will generally be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability, which may entitle the Non-U.S. Holder to a refund, provided that the Non-U.S. Holder timely provides certain required information to the IRS.

UNDERWRITING

Barclays Capital Inc., Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Evercore Group L.L.C. and SunTrust Robinson Humphrey, Inc. are acting as joint book-running managers of the offering and Barclays Capital Inc., Citigroup Global Markets Inc., Wells Fargo Securities, LLC and Evercore Group L.L.C. are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Barclays Capital Inc.
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC
Evercore Group L.L.C.
SunTrust Robinson Humphrey, Inc.
BTIG, LLC
Fifth Third Securities, Inc.
Regions Securities LLC
Allen & Company LLC

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to the delivery of opinions regarding legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters’ option to purchase additional shares described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $             per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to additional shares (representing 10% of the firm shares being offered) at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We and our officers and directors have agreed that, for a period of 60 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Barclays Capital Inc., Citigroup Global Markets Inc., Wells Fargo Securities, LLC and Evercore Group L.L.C., dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock, subject to certain exceptions, including, in the case of our lock-up agreement, for issuances in connection with (i) any settlement or joint venture or acquisition by us of the securities, businesses, property or other assets of another person or entity, provided that the value of the common stock we may issue or sell or agree to issue or sell shall not exceed $100,000,000 in the aggregate, (ii) any joint venture or acquisition by the Company of the securities, businesses, property or other assets of another person or entity, provided that (x) the number of shares of common stock we may issue or sell or agree to issue or sell shall not exceed 2.50% of our outstanding shares of common stock on a fully diluted basis after giving effect to this offering and (y) the recipients of any common stock issued or sold shall execute a lock-up agreement and (iii) any employee stock option plan, 10b5-1 trading plan, stock ownership plan or dividend reinvestment plan in effect as of the date hereof. Barclays Capital Inc., Citigroup Global Markets Inc., Wells Fargo Securities, LLC and Evercore Group L.L.C. may release any of the securities subject to these lock-up agreements at any time without notice.

The shares are listed on the NYSE under the symbol “CNC.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option.

Paid by us
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We estimate that our expenses for this offering will be approximately $130 million.

In connection with this offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ underwriters’ option to purchase additional shares.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

•	Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market in order to cover short positions.

•	To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	To close a covered short position, the underwriters must purchase shares in the open market or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Conflicts of Interest

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In connection with the Proposed Fidelis Acquisition, an affiliate of Citigroup Global Markets Inc. served as a financial advisor to Fidelis Care and will receive a fee for its financial advisory services upon completion of the Proposed Fidelis Acquisition. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of certain of the underwriters are lenders, and in some cases agents or managers for the lenders, under our Revolving Credit Facility and will receive a portion of the proceeds of this offering to the extent such proceeds are used to repay borrowings under our Revolving Credit Facility. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In addition, the underwriters may act as underwriters or in other roles in connection with the Debt Financing. In connection with the financing of the Proposed Fidelis Acquisition and other related transactions, we entered into the Bridge Commitment Letter with certain of the underwriters and/or their respective affiliates providing, in part, for the Bridge Facility. Such underwriters and the applicable affiliates thereof will receive customary commitment fees in connection with their respective commitments under the Bridge Facility and, in the event that any borrowings are made under the Bridge Facility, certain additional funding and other fees.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area (each, a member state), with effect from and including the date on which the Prospectus Directive is implemented in that member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each member state.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance

(Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of “NI 33-105” regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the shares of common stock offered by the Company in this prospectus supplement will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Centene Corporation as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of New York State Catholic Health Plan, Inc. (d/b/a Fidelis Care New York) and subsidiaries as of December 31, 2017 and 2016, and for each of the two years in the period ended December 31, 2017, incorporated in this prospectus supplement by reference from the Current Report on Form 8-K dated March 26, 2018, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and are incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Health Net, Inc. and subsidiaries, incorporated in this prospectus supplement by reference from the Current Report on Form 8-K of Centene Corporation filed on March 24, 2016 (as amended on May 10, 2016 (excluding Item 9.01 and Exhibit 99.1 of such amendment) and as further amended on June 9, 2016) (the “Centene Form 8-K”), have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference from the Centene Form 8-K. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

We may offer and sell from time to time, one or any combination of the securities we describe in this prospectus. In addition, certain selling securityholders may offer and sell our securities from time to time, together or separately, in amounts, at prices and on terms that will be determined at the time of any such offering. We or any selling securityholders will provide specific terms of any offering in supplements to this prospectus. The prospectus supplement will contain more specific information about the offering and the securities being offered, including the names of any selling securityholders, if applicable. The supplements may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We and/or any selling securityholders, if applicable, may offer securities for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. The supplements to this prospectus will provide the names of any underwriters, the specific terms of the plan of distribution and the underwriter’s discounts and commissions.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CNC.” Any common stock sold pursuant to a prospectus supplement will be listed, subject to notice of issuance, on the New York Stock Exchange. If we decide to list or seek a quotation for any other securities, the prospectus supplement relating to those securities will disclose the exchange or market on which those securities will be listed or quoted.

Investing in our securities involves risks. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 3, 2017

You should rely only on information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. No dealer, salesperson or other person is authorized to give you any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the debt securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we and/or certain selling securityholders, if applicable, may, from time to time, sell the securities described in this prospectus in one or more offerings. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we and/or any selling securityholders offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of our securities. Each time we and/or any selling securityholders offer securities, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering, including the names of any selling securityholders, if applicable. When we refer to a “prospectus supplement,” we are also referring to any free writing prospectus or other offering material authorized by us. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus or in any prospectus supplement, including the information incorporated by reference. We and any selling securityholders have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents or the date of the statement contained in any incorporated documents, respectively. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities referred to in the prospectus supplement. This prospectus is not an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date. Unless the context otherwise requires, in this prospectus “Centene,” “we,” “us,” “our” and “ours” refer to Centene Corporation and its consolidated subsidiaries.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of Part II of our Quarterly Report on Form 10-Q for the period ended March 31, 2017, filed with the SEC on April 25, 2017, and under “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 21, 2017, and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the additional risk factors and other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information.”

CENTENE CORPORATION

Centene is a diversified, multi-national healthcare enterprise that provides services to government sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene provides member-focused services through locally based staff by assisting in accessing care, coordinating referrals to related health and social services and addressing member concerns and questions. Centene also provides education and outreach programs to inform and assist members in accessing quality, appropriate healthcare services. Centene believes its local approach, including member and provider services, enables it to provide accessible, quality, culturally-sensitive healthcare coverage to its communities. Centene’s health management, educational and other initiatives are designed to help members best utilize the healthcare system to ensure they receive appropriate, medically necessary services and effective management of routine, severe and chronic health problems, resulting in better health outcomes. Centene combines its decentralized local approach for care with a centralized infrastructure of support functions such as finance, information systems and claims processing.

On March 24, 2016, Centene acquired all of the issued and outstanding shares of Health Net, Inc. (Health Net), a publicly traded managed care organization that delivers healthcare services through health plans and government-sponsored managed care plans. The transaction was valued at $6.0 billion, including the assumption of debt. The acquisition allows the Company to offer a more comprehensive and scalable portfolio of solutions and provides opportunity for additional growth across the combined company’s markets.

Centene operates in two segments: Managed Care and Specialty Services. Centene’s Managed Care segment provides health plan coverage to individuals through government subsidized programs, including Medicaid, that also encompasses the State Children’s Health Insurance Program (CHIP), Long Term Care (LTC), Foster Care, dual-eligible individuals (Duals) and the Supplemental Security Income Program, also known as the Aged, Blind or Disabled Program (ABD), and Medicare. The Managed Care segment also includes commercial health care products offered to individuals and large and small employer groups, as well as products to individuals through the Health Insurance Marketplace (HIM). Centene’s Specialty Services segment consists of its specialty companies offering diversified healthcare services and products to federal and state programs, correctional facilities, healthcare organizations, employer groups and other commercial organizations, as well as to its own subsidiaries. For the year ended December 31, 2016, Centene’s Managed Care and Specialty Services segments accounted for 94% and 6% respectively, of its total revenues.

Centene’s managed care membership totaled approximately 11.4 million as of December 31, 2016. For the year ended December 31, 2016, Centene’s total revenues and net earnings from continuing operations attributable to Centene were $40.6 billion and $559 million, respectively, and its total cash flow from operations was $1.9 billion.

Centene’s initial health plan commenced operations in Wisconsin in 1984. The Company was organized in Wisconsin in 1993 as a holding company for its initial health plan and reincorporated in Delaware in 2001.

The principal executive offices are located at 7700 Forsyth Boulevard, St. Louis, Missouri 63105, and the telephone number is (314) 725-4477. Centene’s website address is www.centene.com. We do not incorporate the information contained on our website into this Prospectus, and you should not consider it part of this Prospectus.

Our common stock is publicly traded on the NYSE under the ticker symbol “CNC.”

WHERE YOU CAN FIND MORE INFORMATION

Because we are subject to the informational requirements of the Exchange Act, we file reports, proxy statements and other information with the SEC. You may read and copy the registration statement, including the attached exhibits, and any reports, proxy statements or other information that we file at the SEC’s public reference room in Washington, D.C. at Room 1580, 100 F Street, N.E., 20549. You can request copies of these documents by writing to the SEC and paying a duplicating charge. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms in other cities. The SEC makes our filings available to the public on its Internet site (http://www.sec.gov). In addition, you may inspect such reports and other information at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

In addition, we make available free of charge through our Internet site (http://www.centene.com) reports we file with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC.

The SEC allows us to “incorporate by reference” information into this prospectus, which means we can disclose important information to you by referring you to other documents that we filed separately with the SEC. You should consider the incorporated information as if we reproduced it in this prospectus, except for any information directly superseded by information subsequently filed with the SEC and incorporated in this prospectus.

We incorporate by reference into this prospectus the following documents (SEC File No. 001-31826), which contain important information about us and our business and financial results:

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 21, 2017;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 filed with the SEC on April 25, 2017;

•	our Current Reports on Form 8-K filed with the SEC on March 24, 2016 (as amended on May 10, 2016 and as further amended on June 9, 2016), March 2, 2017 and April 27, 2017; and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 14, 2003, as amended by our Forms 8-A/A filed with the SEC on December 17, 2004 and April 26, 2007, including any amendments or reports filed for the purpose of updating such description.

We may file additional documents with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the expiration of the offering. The SEC allows us to incorporate by reference into this prospectus such documents. Unless otherwise stated, information that is furnished and not filed (for example, information under Item 2.02 of our Current Reports on Form 8-K) is not incorporated by reference into this prospectus. You should consider any statement contained in this prospectus (or in a document incorporated into this prospectus) or any prospectus supplement to be modified or superseded to the extent that a statement in a subsequently filed document modifies or supersedes such statement.

We encourage you to read our SEC reports, as they provide additional information about us which prudent investors find important. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus at no charge upon request by contacting us at Centene Corporation, Attn: Corporate Secretary, 7700 Forsyth Boulevard, St. Louis, Missouri 63105, telephone (314) 725-4477.

USE OF PROCEEDS

Unless we specify another use in the applicable prospectus supplement, we will use the net proceeds from the sale of any securities offered by us for general corporate purposes. Such general corporate purposes may include the repayment of indebtedness, funding for acquisitions, capital expenditures, additions to working capital and to meet statutory capital requirements in new or existing states. Pending such use, the proceeds may be invested temporarily in short-term, interest-bearing, investment-grade securities or similar assets. Unless we specify another use in the applicable prospectus supplement, we will not receive any of the proceeds from a sale of securities by any selling securityholders.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Statements set forth in this prospectus and incorporated by reference from documents we have filed with the Securities and Exchange Commission may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In particular, these statements include without limitation statements about our market opportunity, our growth strategy, competition, expected activities and future acquisitions, investments and the adequacy of our available cash resources. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions.

All forward-looking statements included in this filing are based on information available to us on the date of this filing. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this filing, whether as a result of new information, future events or otherwise, after the date of this filing. You should not place undue reliance on any forward looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, including but not limited to:

•	our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves;

•	competition;

•	membership and revenue declines or unexpected trends;

•	changes in healthcare practices, new technologies, and advances in medicine;

•	increased health care costs;

•	changes in economic, political or market conditions;

•	changes in federal or state laws or regulations, including changes with respect to government health care programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act and any regulations enacted thereunder that may result from changing political conditions;

•	rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses;

•	our ability to adequately price products on federally facilitated and state based Health Insurance Marketplaces;

•	tax matters;

•	disasters or major epidemics;

•	the outcome of legal and regulatory proceedings;

•	changes in expected contract start dates;

•	provider, state, federal and other contract changes and timing of regulatory approval of contracts;

•	the expiration, suspension, or termination of our contracts with federal or state governments (including but not limited to Medicaid, Medicare, and TRICARE);

•	challenges to our contract awards;

•	cyber-attacks or other privacy or data security incidents;

•	the possibility that the expected synergies and value creation from acquired businesses, including, without limitation, the acquisition of Health Net, will not be realized, or will not be realized within the expected time period, including, but not limited to, as a result of conditions, terms, obligations or restrictions imposed by regulators in connection with their approval of, or consent to, the acquisition;

•	the exertion of management’s time and our resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with certain regulatory approvals;

•	disruption from the acquisition making it more difficult to maintain business and operational relationships;

•	the risk that unexpected costs will be incurred in connection with, among other things, the acquisition and/or the integration;

•	changes in expected closing dates, estimated purchase price and accretion for acquisitions;

•	the risk that acquired businesses will not be integrated successfully;

•	our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and other quality scores that impact revenue;

•	availability of debt and equity financing, on terms that are favorable to us;

•	inflation; and

•	foreign currency fluctuations.

This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other risk factors that may affect our business operations, financial condition and results of operations, in our filings with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

All statements, other than statements of current or historical fact, contained in this filing are forward-looking statements. We have attempted to identify these statements by terminology including “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “seek,” “target,” “goal,” “may,” “will,” “would,” “could,” “should,” “can,” “continue” and other similar words or expressions in connection with, among other things, any discussion of future operating or financial performance. In particular, these statements include statements about our market opportunity, our growth strategy, competition, expected activities and future acquisitions, investments and the adequacy of our available cash resources.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. See “Risk Factors” beginning on page 2 of this prospectus for reference to the factors that could cause actual results to differ materially.

You should not place undue reliance on such statements, which speak only as of the date that they were made. These cautionary statements should be considered in connection with any written or oral forward looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to such forward looking statements to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of our debt securities sets forth general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities. For purposes of this description, the terms “we,” “our,” “ours,” and “us” refer only to Centene Corporation and not to any of its subsidiaries.

The Indentures

The debt securities will be issued in one or more series under an indenture (the “Indenture” or an “indenture”), to be entered into between us and The Bank of New York Mellon Trust Company, N.A., as trustee or under the Indenture, dated April 29, 2014, among the Company and The Bank of New York Mellon Trust Company, N.A., relating to the Company’s 4.75% Senior Notes due 2022, the Indenture, dated February 11, 2016, among the Company (as successor to Centene Escrow Corporation) and The Bank of New York Mellon Trust Company, N.A., relating to the Company’s 5.625% Senior Notes due 2021, the Indenture, dated February 11, 2016, among the Company (as successor to Centene Escrow Corporation) and The Bank of New York Mellon Trust Company, N.A., relating to the Company’s 6.125% Senior Notes due 2024, and the Indenture, dated November 9, 2016, among the Company and The Bank of New York Mellon Trust Company, N.A., relating to the Company’s 4.75% Senior Notes due 2025. The statements herein relating to the debt securities and the indentures are summaries and are subject to the detailed provisions of the applicable indenture. The indenture will be subject to and governed by the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The description below is a summary and does not contain all the information you may find useful. We urge you to read the indenture because it, and not this summary, defines many of your rights as a holder of our debt securities. The form of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. Whenever we refer to particular sections or defined terms in an indenture, those sections and definitions are incorporated by reference.

General

The debt securities will be our general obligations. The indenture does not limit the aggregate amount of debt securities which we may issue nor does it limit other debt we may issue. We may issue senior or subordinated debt securities under the indenture up to the aggregate principal amount authorized by our board of directors from time to time. Except as may be described in a prospectus supplement, the indenture will not limit the amount of other secured or unsecured debt that we may incur or issue.

The senior debt securities will rank equally with all our other unsubordinated obligations. Unless otherwise specified in the applicable prospectus supplement, the subordinated debt securities will be subordinated and junior in right of payment to all our present and future senior indebtedness to the extent and in the manner set forth in the indenture. See “-Subordinated Debt Securities” below. The indenture will provide that the debt securities may be issued from time to time in one or more series.

The indenture will place no limitation on the amount of additional secured indebtedness that we may incur. We expect from time to time to incur additional indebtedness constituting secured indebtedness. Our outstanding secured indebtedness would rank senior to our senior unsecured indebtedness to the extent of such security, and our outstanding short- and long-term indebtedness would rank equally with our senior unsecured debt securities.

If this prospectus is being delivered in connection with the offering of a series of senior debt securities, the accompanying prospectus supplement or information incorporated by reference will set forth the approximate amount of secured long-term indebtedness senior to such senior unsecured indebtedness outstanding as of a recent date.

The applicable prospectus supplement relating to the particular series of debt securities will describe specific terms of the debt securities offered thereby, including, where applicable:

•	the title and any limit on the aggregate principal amount of the debt securities and whether the debt securities will be senior or subordinated;

•	the price at which we are offering the debt securities, usually expressed as a percentage of the principal amount;

•	the date or dates on which the debt securities of a series will be issued, and on which the principal of and any premium on such debt securities, or any installments thereof, will mature or the method of determining such date or dates;

•	the rate or rates, which may be fixed or variable at which such debt securities will bear interest or the method of calculating such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method of determining such dates;

•	the date or dates on which any interest will be payable and the applicable record dates;

•	the place or places where principal of, premium, if any, and interest, if any, on such debt securities, or installments thereof, if any, will be payable;

•	any of our obligations to redeem, repay, purchase or offer to purchase the debt securities pursuant to any mandatory redemption, sinking fund or analogous provisions or upon other conditions or at the option of the holders of the debt securities and the periods, prices and the other terms and conditions of such redemption or repurchase, in whole or in part;

•	any of our rights to redeem the debt securities at our option and the periods, prices and the other terms and conditions of such redemption, in whole or in part;

•	if denominations other than $1,000 and any integral multiple thereof in the case of debt securities in registered form, or $1,000 and $5,000 in the case of debt securities in bearer form, the denominations in which such debt securities will be issued;

•	whether the debt securities are original issue discount securities (as described below under “-Original Issue Discount Securities”) and the amount of discount;

•	the provisions for payment of additional amounts or tax redemptions, if any;

•	any addition to, or modification or deletion of, any event of default or covenant specified in the indenture with respect to such debt securities;

•	whether the debt securities of the series shall be issued in whole or in part in certified form;

•	the designation, if any, of any depositaries, trustees, paying agents, authenticating agents, security registrars or other agents with respect to the debt securities of such series;

•	if other than the entire principal amount, the portion of the principal amount of debt securities which becomes payable upon a declaration of acceleration of maturity or the method of determining such portion;

•	in the case of the subordinated debt securities, the subordination provisions pertaining to such debt securities;

•	material federal income tax considerations, if applicable; and

•	any other special terms pertaining to such debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange or included in any market.

None of our directors, officers, employees, incorporators, or stockholders, past, present or future, will have any liability with respect to our obligations under the indenture or debt securities.

Original Issue Discount Securities

Debt securities may be sold at a substantial discount below their stated principal amount and may bear no interest or interest at a rate which at the time of issuance is below market rates. Important federal income tax consequences and special considerations applicable to any such debt securities will be described in the applicable prospectus supplement.

Indexed Securities

If the amount of payments of principal of, and premium, if any, or any interest on, debt securities of any series is determined with reference to any type of index or formula or changes in prices of particular securities or commodities, the federal income tax consequences, specific terms and other information with respect to such debt securities and such index or formula and securities or commodities will be described in the applicable prospectus supplement.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement or term sheet will explain the terms and conditions of the conversion or exchange, including the conversion or exchange price or rate (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion or exchange price or rate and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement or term sheet.

Payment

Unless we specify otherwise in the applicable prospectus supplement, payments in respect of the debt securities will be made at the office or agency office or agency maintained by us in New York, New York. Payment of any installment of interest on debt securities in registered form will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest.

Registration, Transfer and Exchange

Unless we specify otherwise in the applicable prospectus supplement, a holder may transfer or exchange debt securities in accordance with the provisions of the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of debt securities. Holders will be required to pay all taxes due on transfer. We intend to appoint the trustee under the indenture as security registrar with respect to debt securities issued under the indenture.

Consolidation, Merger, Conveyance, Sale of Assets and Other Transfers

Unless we specify otherwise in the applicable prospectus supplement, we may not, directly or indirectly: (1) consolidate or merge with or into another person (whether or not we are the surviving corporation) or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions, to another person; unless:

(1)	either:

(a)	we are the surviving corporation; or

(b)	the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition has been made (the “Surviving Entity”) is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)	the Surviving Entity expressly assumes pursuant to a supplemental indenture all our obligations under the debt securities and the indenture pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after giving effect to such transaction no default or event of default shall have occurred and be continuing; and

For purposes of this covenant, the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of one or more of our subsidiaries, which properties or assets, if held by us instead of such subsidiaries, would constitute all or substantially all of our properties or assets on a consolidated basis, shall be deemed to be the transfer of all or substantially all of our properties or assets.

Modification or Amendment of the Indenture

Unless we specify otherwise in the applicable prospectus supplement, except as provided in the next two succeeding paragraphs, the indenture or the debt securities of any series may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of each series affected thereby then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities of any series), and any existing default or event of default or compliance with any provision of the indenture or the debt securities of any series may be waived with the consent of the holders of a majority in principal amount of the then outstanding debt securities of each such series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities of any series).

Unless we specify otherwise in the applicable prospectus supplement, without the consent of each holder of debt securities affected, an amendment, supplement or waiver may not (with respect to any debt securities of any series held by a non-consenting holder):

(1) reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the stated maturity of any debt security;

(3) reduce the rate of or change the time for payment of interest on any debt security;

(4) waive a default or event of default in the payment of principal of, or interest or premium, if any, on the debt securities of any series (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of any series and a waiver of the payment default that resulted from such acceleration);

(5) make any debt securities of any series payable in money other than that stated in the debt securities of such series;

(6) in the case of subordinated debt securities of any series, modify any of the subordination provisions or the definition of senior debt relating to such series in a manner adverse to the holders of such subordinated debt securities;

(7) make any change in the provisions (including applicable definitions) of the indenture relating to waivers of past defaults or the rights of holders of debt securities of any series to receive payments of principal of, or interest or premium, if any, on the debt securities of such series;

(8) waive a redemption or repurchase payment with respect to any debt security of any series;

(9) make any change in the ranking of the debt securities of any series in a manner adverse to the holders of the debt securities of such series; or

(10) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding and unless we specify otherwise in the applicable prospectus supplement, without the consent of any holder of debt securities, we and the trustee may amend or supplement the indenture or the debt securities of one or more series:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

(3) to provide for the assumption of our obligations to holders of debt securities in the case of a merger or consolidation or sale of all or substantially all of our assets or any other transaction that complies with the indenture;

(4) to make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to allow any guarantor to execute a supplemental indenture and/or a guarantee with respect to the debt securities of any one or more series;

(7) to provide for the issuance of and establish the form and terms and conditions of debt securities as permitted by the indenture;

(8) to add to our covenants such further covenants, restrictions, conditions or provisions as we shall consider to be for the protection of the holders of debt securities, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the indenture; provided, that in respect of any such additional covenant, restriction, condition or provision such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the right of the holders of a majority in aggregate principal amount of the debt securities to waive such an event of default;

(9) to evidence and provide the acceptance of the appointment of a successor trustee under the indenture with respect to the debt securities and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one trustee;

(10) to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the holders of debt securities as additional security for the payment and performance of our or a guarantor’s obligations under the indenture in any property or assets;

(11) to add to, change, or eliminate any of the provisions of the indenture in respect of the debt securities, provided that any such addition, change, or elimination (i) will neither (A) apply to any debt security created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such debt security with respect to such provision or (ii) will become effective only when there is no such debt security outstanding;

(12) to comply with the rules of any applicable securities depositary;

(13) to release a guarantor from its subsidiary guarantee pursuant to the terms of the indenture when permitted or required pursuant to the terms of the indenture; or

(14) to comply with the covenant relating to mergers, consolidations and sales of assets.

Events of Default

Unless we specify otherwise in the applicable prospectus supplement, each of the following is an event of default:

(1) default for 30 consecutive days in the payment when due and payable of interest on the debt securities of that series;

(2) default in the payment when due and payable of the principal of or premium, if any, on the debt securities of that series (upon maturity, redemption, required repurchase or otherwise);

(3) default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

(4) failure by us or any of our restricted subsidiaries to comply with the provisions described under the caption “-Consolidation, Merger, Conveyance, Sale of Assets and Other Transfers;”

(5) failure by us for 60 consecutive days after notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding to comply with any of its other covenants or agreements in the indenture or the debt securities of that series (other than a covenant or warranty that has been included in the indenture solely for the benefit of debt securities of a series other than that series);

(6) certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to us.

(7) any other event of default provided with respect to debt securities, which is specified in a board resolution, a supplemental indenture hereto or an officers’ certificate, in accordance with the terms of the indenture.

In the case of an event of default specified in clause (6), the principal, premium, if any, and accrued and unpaid interest, if any, of all the outstanding debt securities of each such affected series shall become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, then, and in each and every such case, except for any series of debt securities the principal of which shall have already become due and payable the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of each such affected series (each such series voting as a separate class) may declare the principal, premium, if any, and accrued and unpaid interest, if any, of all the outstanding debt securities due and payable immediately.

The holders of at least a majority in aggregate principal amount of the debt securities of all series affected thereby, voting as a single class, by notice to the trustee may on behalf of the holders of all of the debt securities of such affected series waive any existing default or event of default and its consequences under the indenture, except a continuing default or event of default in the payment of interest on, or the principal of, the debt securities of such series, and rescind any acceleration and its consequences with respect to the debt securities of such series.

Legal Defeasance and Covenant Defeasance

Unless we specify otherwise in the applicable prospectus supplement, we may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding debt securities of any series (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding debt securities of such series to receive payments in respect of the principal of, or interest or premium, if any, on such debt securities of such series when such payments are due from the trust referred to below;

(2) our obligations with respect to the debt securities of such series concerning issuing temporary debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

(4) the defeasance provisions of the indenture.

In addition, unless we specify otherwise in the applicable prospectus supplement, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants in the indenture as well as any additional covenants for a particular series of debt securities (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities of such series. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “-Events of Default” will no longer constitute an event of default with respect to the debt securities of a series.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities of such series, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (including mandatory sinking fund or analogous payments, if any), or interest and premium, if any, on the outstanding debt securities of such series on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the debt securities of such series are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no default or event of default has occurred and is continuing with respect to the debt securities of such series on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit and the grant of any lien securing such borrowing);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which we or any of our subsidiaries is a party or by which we or any of our subsidiaries is bound;

(6) we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of such series of debt securities over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

(7) we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

Unless we specify otherwise in the applicable prospectus supplement, the indenture will be discharged and will cease to be of further effect as to all debt securities of any series issued thereunder, when:

(1) either:

(a) all debt securities of any series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

(b) all debt securities of any series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable or redeemable within one year, and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the debt securities of such series not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no default or event of default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound;

(3) we have paid or caused to be paid all sums payable by it under the indenture; and

(4) we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities of such series at maturity or the redemption date, as the case may be.

In addition, we must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Selection and Notice

Unless we specify otherwise in the applicable prospectus supplement, if less than all of the debt securities of a series are to be redeemed at any time, the trustee will select debt securities of the series to be redeemed not more than 60 days before the redemption date therefor in any manner that the trustee in its sole discretion deems fair and appropriate. Unless we specify otherwise in the applicable prospectus supplement, notices of redemption will be sent at least 30 but not more than 60 days before the redemption date to each holder of debt securities to be redeemed at its registered address (or electronically for global notes), except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the debt securities or a satisfaction and discharge of the indenture.

Subordinated Debt Securities

Debt securities of a series may be subordinated to senior indebtedness (as defined in the applicable prospectus supplement) to the extent set forth in the prospectus supplement relating thereto. The debt securities will be structurally subordinated to all indebtedness and other liabilities (including medical claims liability, accounts payable and accrued expenses, unearned revenue and other long-term liabilities) of our subsidiaries. Any right we have to receive assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are itself recognized as a creditor of the subsidiary, in which case our claims would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by us.

Replacement of Securities

Unless we specify otherwise in the applicable prospectus supplement, we will replace any mutilated debt security at the expense of the holder upon surrender of the mutilated debt security to the trustee in the circumstances described in the indenture. We will replace debt securities that are destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of evidence of the destruction, loss or theft of the debt securities satisfactory to us and to the trustee in the circumstances described in the indenture. In the case of a destroyed, lost or stolen debt security, an indemnity and/or security satisfactory to the trustee and us, and payment of any taxes, governmental charges or other expenses, may be required from the holder of the debt security before a replacement debt security will be issued.

Governing Law

The laws of the State of New York will govern each indenture and will govern the debt securities.

Regarding the Trustee

If the trustee becomes a creditor of us, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must (i) eliminate such conflict within 90 days, (ii) apply to the SEC for permission to continue or (iii) resign.

The holders of a majority in principal amount of the then outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an event of default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock and the provisions of our certificate of incorporation and by-laws. It also summarizes some relevant provisions of the General Corporation Law of the State of Delaware, which we refer to as Delaware law or the DGCL. Since the terms of our certificate of incorporation, by-laws, and Delaware law are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and Delaware law. If you would like to read those documents, they are on file with the SEC as described under the heading “Where You Can Find More Information.”

General

Centene’s authorized capital stock consists of 410 million shares, of which:

•	400 million shares are designated as common stock, par value $0.001 per share, and

•	10 million shares are designated as preferred stock, par value $0.001 per share.

As of March 31, 2017, Centene had 172,271,202 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Subject to any preference rights of holders of preferred stock, the holders of common stock are entitled to receive dividends and other distributions in cash, stock or property, if any, declared from time to time by the directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of preferred stock to prior distribution. In the event of a merger or consolidation, the holders of each share of common stock shall be entitled to receive the same per share consideration on a per share basis. Holders of common stock have no cumulative voting rights. The common stock has no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions apply to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the completion of this offering will be fully paid and nonassessable.

We may issue additional shares of authorized common stock without stockholder approval, subject to applicable rules of the NYSE and Delaware law.

The transfer agent and registrar for the common stock is Broadridge Corporate Issuer Solutions, Inc. Information about Broadridge Corporate Issuer Solutions, Inc. may be obtained at (855) 627-5087. Our common stock is listed on the NYSE under the symbol “CNC.”

Preferred Stock

The following is a description of general terms and provisions of the preferred stock. All of the terms of the preferred stock are, or will be contained in our certificate of incorporation or in one or more certificates of designation relating to each series of the preferred stock, which will be filed with the SEC at or prior to the issuance of the series of preferred stock, and will be available as described under the heading “Where You Can Find More Information.”

Our board of directors is authorized, without further stockholder approval but subject to applicable rules of the NYSE and any limitations prescribed by law, to issue up to 10 million shares of preferred stock from time to time. Our board of directors has the discretion to provide for the issuance of all or any shares of preferred stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be:

•	subject to redemption at such time or times and at such price or prices,

•	entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series,

•	entitled to such rights upon the dissolution of Centene or upon any distribution of our assets, or

•	convertible into, or exchangeable for, shares of any other class or classes of stock or of any other series of the same or any other class or classes of stock of Centene at such price or prices or at such rates of exchange and with such adjustments as the board may determine.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock may provide desirable flexibility in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Certain Effects of Authorized but Unissued Stock

We may issue additional shares of common stock or preferred stock without stockholder approval, subject to applicable rules of the NYSE and Delaware law, for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and employee benefit plans and equity grants. The existence of unissued and unreserved common and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of Centene by means of a proxy contest, tender offer, merger or otherwise. We will not solicit approval of our stockholders for issuance of common and preferred stock unless our board of directors believes that approval is advisable or is required by applicable rules of the NYSE or Delaware law.

Limitation on Liability of Directors; Indemnification

Our certificate of incorporation provides that no director shall be personally liable to Centene or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of directors shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Our certificate of incorporation further provides that any repeal or modification of this limitation of liability by our stockholders shall not adversely affect any right or protection of a director of Centene existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Our certificate of incorporation requires that we indemnify our directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and that such right to indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. Except for proceedings to enforce rights to indemnification, however, Centene shall not be obligated to indemnify in connection with a proceeding (or part thereof) if such director, officer or successor in interest initiated such proceeding (or part thereof) unless such proceeding was authorized or consented to by the board of directors. The right to indemnification includes the right to be paid the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. Any repeal or modification by the stockholders of indemnification or advancement rights shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of Centene existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

The board of directors may in its discretion provide rights to indemnification and to the advancement of expenses to employees and agents of Centene similar to those described above.

The inclusion of these provisions in our certificate of incorporation and by-laws may have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter Centene or its stockholders from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Centene and its stockholders.

Anti-Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and By-Laws

Some of the provisions in our certificate of incorporation and by-laws and Delaware law could have the following effects, among others:

•	delaying, deferring or preventing a change in control of Centene;

•	delaying, deferring or preventing the removal of our existing management or directors;

•	deterring potential acquirors from making an offer to our stockholders; and

•	limiting our stockholders’ opportunity to realize premiums over prevailing market prices of our common stock in connection with offers by potential acquirors.

The following is a summary of some of the provisions in our certificate of incorporation and by-laws that could have the effects described above. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Business Combination Statute. We must comply with Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to an interested stockholder. An “interested stockholder” includes a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. The existence of this provision generally will have an anti-takeover effect for transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Other Supermajority Voting Requirements. In addition to the supermajority requirement for certain business combinations discussed above, Centene’s certificate of incorporation also contains other supermajority requirements, including:

•	a requirement that the vote of 75% of the outstanding shares of common stock (and any other voting shares that may be outstanding) entitled to vote generally in the election of directors is required to remove a director, with or without cause; and

•	a requirement that the vote of 75% of the outstanding shares of common stock (and any other voting shares that may be outstanding) entitled to vote generally in the election of directors is required for the stockholders to adopt, amend, alter or repeal the by-laws; and

•	a requirement that any amendment or repeal of specified provisions of Centene’s certificate of incorporation (including provisions relating to directors and amendment of our by-laws) must be approved by at least 75% of the outstanding shares of our common stock (and any other voting shares that may be outstanding) entitled to vote generally in the election of directors.

Actions at Meetings of Stockholders; Special Meetings. Our certificate of incorporation and by-laws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by the board of directors or some of our officers. These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in our control or management.

Classified Board of Directors. Our certificate of incorporation and by-laws provide that our board of directors will be divided into three classes of directors serving staggered three-year terms. Each class, to the extent possible, will be equal in number. Each class holds office until the third annual stockholders’ meeting for election of directors following the most recent election of such class.

Directors, and Not Stockholders, Fix the Size of the Board of Directors. Our certificate of incorporation and by-laws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of our board of directors, but in no event will it consist of less than five nor more than eleven directors.

Board Vacancies to Be Filled by Remaining Directors and Not Stockholders. Under our certificate of incorporation and by-laws, any vacancy created by any reason prior to the expiration of the term in which the vacancy occurs will be filled by a majority of the remaining directors, even if less than a quorum. A director elected to fill a vacancy will be elected for the unexpired term of his predecessor.

Advance Notice for Stockholder Proposals. Our by-laws contain provisions requiring that advance notice be delivered to Centene of any business to be brought by a stockholder before an annual meeting and providing for procedures to be followed by stockholders in nominating persons for election to our board of directors. Ordinarily, the stockholder must give notice not less than 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the date of the meeting is not within 30 days before or 70 days after such date, notice by the stockholder must be received no earlier than 120 days prior to such meeting and no later than the later of 70 days prior to the meeting or the 10th day following the day on which such public notice was first given. The notice must include a description of the proposal, the reasons for the proposal, and other specified matters. Our board of directors may reject any proposals that have not followed these procedures or that are not a proper subject for stockholder action in accordance with the provisions of applicable law.

Limitation on Liability of Directors; Indemnification

Centene’s certificate of incorporation, as amended, provides that no director shall be personally liable to Centene or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of directors shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Centene’s certificate of incorporation, as amended, further provides that any repeal or modification of this limitation of liability by the Centene stockholders shall not adversely affect any right or protection of a director of Centene existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Centene’s certificate of incorporation, as amended, requires that Centene indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and that such right to indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. Except for proceedings to enforce rights to indemnification, however, Centene shall not be obligated to indemnify in connection with a proceeding (or part thereof) if such director, officer or successor in interest initiated such proceeding (or part thereof) unless such proceeding was authorized or consented to by the Centene Board. The right to indemnification includes the right to be paid the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. Any repeal or modification by the stockholders of indemnification or advancement rights shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of Centene existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

The Centene Board may in its discretion provide rights to indemnification and to the advancement of expenses to employees and agents of Centene similar to those described above.

The inclusion of these provisions in the Centene certificate of incorporation, as amended, and amended and restated by-laws may have the effect of reducing the likelihood of derivative litigation against Centene’s directors and may discourage or deter Centene or its stockholders from bringing a lawsuit against Centene’s directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Centene and its stockholders.

General Provisions Related to Centene Preferred Stock

The following is a description of general terms and provisions of the Centene preferred stock. All of the terms of the Centene preferred stock are, or will be contained in Centene’s certificate of incorporation, as amended, or in one or more certificates of designation relating to each series of the preferred stock, which will be filed with the SEC at or prior to the issuance of the series of preferred stock, and will be available as described under the heading “Where You Can Find More Information.”

The Centene Board is authorized, without further stockholder approval but subject to applicable rules of the NYSE and any limitations prescribed by law, to issue up to ten million shares of preferred stock from time to time. The Centene Board has the discretion to provide for the issuance of all or any shares of preferred stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be:

•	subject to redemption at such time or times and at such price or prices;

•	entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series;

•	entitled to such rights upon the dissolution of Centene or upon any distribution of Centene’s assets; or

•	convertible into, or exchangeable for, shares of any other class or classes of stock or of any other series of the same or any other class or classes of stock of Centene at such price or prices or at such rates of exchange and with such adjustments as the board may determine.

The purpose of authorizing the Centene Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock may provide desirable flexibility in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of Centene’s outstanding voting stock.

Certain Effects of Authorized but Unissued Stock

Centene may issue additional shares of common stock or preferred stock without stockholder approval, subject to applicable rules of the NYSE and Delaware law, for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and employee benefit plans and equity grants. The existence of unissued and unreserved common and preferred stock may enable Centene to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of Centene by means of a proxy contest, tender offer, merger or otherwise. Centene will not solicit approval of its stockholders for issuance of common and preferred stock unless the Centene Board believes that approval is advisable or is required by applicable rules of the NYSE or Delaware law.

DESCRIPTION OF THE DEPOSITARY SHARES

We may elect to offer depositary shares represented by depositary receipts. If we so elect, each depositary share will represent a fractional interest in a share of preferred stock or multiple shares of preferred stock with the amount of the preferred shares to be specified in the applicable prospectus supplement. If we issue depositary shares representing interests in shares of preferred stock, those shares of preferred stock will be deposited with a depositary.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States. The applicable prospectus supplement will set forth the name and address of the depositary and a form of deposit agreement will be filed with the SEC as an exhibit to the registration statement by post-effective amendment or to a Current Report on Form 8-K. Subject to the terms of the deposit agreement, each owner of a depositary share will have a pro rata interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion, exchange and liquidation rights. In addition to this summary, you should refer to the applicable prospectus supplement and the detailed provisions of the relevant deposit agreement for complete terms of the deposit agreement.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

DESCRIPTION OF THE WARRANTS

We may issue warrants, in one or more series, for the purchase of debt securities, shares of our preferred stock or shares of our common stock. Warrants may be issued independently or together with our debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement. In addition to this summary, you should refer to the applicable prospectus supplement and the detailed provisions of the relevant warrant agreement for complete terms of the warrants and the warrant agreement. Unless otherwise specified in a prospectus supplement accompanying this prospectus, each warrant agreement will be between us and a banking institution organized under the laws of the United States or a state thereof as warrant agent. In connection with an offering of our warrants, a form of warrant agreement will be filed with the SEC as an exhibit to the registration statement by post-effective amendment or to a Current Report on Form 8-K.

Warrants will be evidenced by warrant certificates. Unless otherwise specified in the applicable prospectus supplement, the warrant certificates may be traded separately from the debt securities, preferred stock or common stock, if any, with which the warrant certificates were issued. Warrant certificates may be exchanged for new warrant certificates of different denominations at the office of an agent that we will appoint. Until a warrant is exercised, the holder of a warrant will not have any of the rights of a holder of our debt securities, preferred stock or common stock and will not be entitled to any payments on any debt securities, preferred stock or common stock issuable upon exercise of the warrants.

The prospectus supplement relating to a particular series of warrants to issue debt securities, preferred stock or common stock will describe the terms of those warrants, including the following, where applicable:

•	the title and the aggregate number of warrants;

•	the offering price for the warrants (if any);

•	the designation and terms of the securities purchasable upon exercise of the warrants;

•	the dates on which the right to exercise such warrants commence and expire;

•	the price or prices at which such warrants are exercisable;

•	the currency or currencies in which the offering price (if any) and the exercise price for such warrants are payable;

•	the periods during which and the places at which such warrants are exercisable;

•	the date (if any) on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable;

•	the redemption or call provisions (if any) applicable to the warrants;

•	the identity of the warrant agent;

•	the exchanges (if any) on which such warrants may be listed;

•	information with respect to book-entry procedures, if any;

•	a discussion of material U.S. federal income tax considerations; and

•	any other terms of or material information about such warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC which are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We and/or the selling stockholders may sell any of the securities being offered by this prospectus in any one or more of the following ways from time to time:

•	through agents or dealers;

•	to or through underwriters;

•	directly by us and/or the selling stockholders to purchasers; or

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

We and/or the selling stockholders will describe the details of any such offering and the plan of distribution for any securities offering in a prospectus supplement.

In addition, to the extent this prospectus is used by any selling securityholder to resell any securities, information with respect to the selling securityholder and the plan of distribution will be contained in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Bryan Cave LLP, St. Louis, Missouri.

EXPERTS

The consolidated financial statements of Centene Corporation as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Health Net, Inc. and subsidiaries, incorporated in this Prospectus by reference from the Current Report on Form 8-K of Centene Corporation filed on March 24, 2016 (as amended on May 10, 2016 and as further amended on June 9, 2016) (the “Form 8-K”), have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference from the Form 8-K. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$2,600,000,000

Centene Corporation

             Shares of Common Stock

PROSPECTUS SUPPLEMENT

Book-running managers

Barclays	Citigroup	Wells Fargo Securities	Evercore ISI

SunTrust Robinson Humphrey

Co-managers

BTIG	Fifth Third Securities	Regions Securities LLC	Allen & Company LLC

The date of this prospectus supplement is May     , 2018